                                                                     Exhibit 2.8
                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                  by and among

                 OAK INVESTMENT PARTNERS X, LIMITED PARTNERSHIP,

                          OAK X AFFILIATES FUND, L.P.,

                OAK INVESTMENT PARTNERS IX, LIMITED PARTNERSHIP,

                          OAK IX AFFILIATES FUND, L.P.,

                         OAK IX AFFILIATES FUND-A, L.P.,

                          SEAGATE TECHNOLOGY HOLDINGS,

                        SEAGATE TECHNOLOGY SAN HOLDINGS,

                                       and

                               XIOTECH CORPORATION

                          Dated as of October 28, 2002

                                TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE ...................................................  2

1.1   PURCHASE AND SALE OF PURCHASED SHARES ...................................  2

1.2   INTERCOMPANY INDEBTEDNESS ...............................................  2

1.3   RECAPITALIZATION OF THE COMPANY. ........................................  3

1.4   PURCHASE PRICE ..........................................................  3

1.5   WORKING CAPITAL AND REVENUE ADJUSTMENTS .................................  3

1.6   METHOD OF PAYMENT .......................................................  5

ARTICLE II REPRESENTATIONS AND WARRANTIES CONCERNING SELLER AND SEAGATE .......  5

2.1   POWER AND CAPACITY OF SELLER ............................................  6

2.2   OWNERSHIP OF THE SELLER SHARES ..........................................  6

2.3   NO CONFLICTS ...........................................................   6

2.4   CONSENTS AND APPROVALS ..................................................  6

2.5   NO LITIGATION ...........................................................  7

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY .............  7

3.1   ORGANIZATION AND QUALIFICATION OF THE COMPANY ...........................  7

3.2   AUTHORITY AND VALIDITY ..................................................  7

3.3   SUBSIDIARIES ............................................................  8

3.4   CHARTER DOCUMENTS; CORPORATE RECORDS ....................................  8

3.5   NO CONFLICTS ............................................................  8

3.6   CONSENTS, APPROVALS, ETC. ...............................................  9

3.7   CAPITALIZATION ..........................................................  9

3.8   FINANCIAL STATEMENTS .................................................... 10

3.9   ABSENCE OF UNDISCLOSED LIABILITIES ...................................... 10

3.10  ABSENCE OF CERTAIN CHANGES .............................................. 10

3.11  TAXES ................................................................... 12

3.12  ACCOUNTS RECEIVABLE ..................................................... 13

3.13  OFFICERS, DIRECTORS AND EMPLOYEES; LABOR RELATIONS ...................... 13

3.14  LITIGATION .............................................................. 14

3.15  COMPLIANCE WITH LAWS; COMPANY PERMITS ................................... 14

3.16  TITLE TO ASSETS; ABSENCE OF ENCUMBRANCES ................................ 15

3.17  REAL PROPERTY; LEASES ................................................... 15

3.18  INTELLECTUAL PROPERTY RIGHTS ............................................ 16

3.19  BANK ACCOUNTS; OFFICERS AND DIRECTORS ................................... 19

3.20  EMPLOYEE BENEFIT PLANS .................................................. 19

3.21  INDEBTEDNESS ............................................................ 21

3.22  ENVIRONMENTAL MATTERS ................................................... 21

3.23  INSURANCE ............................................................... 24

3.24  CONTRACTS ............................................................... 24

3.25  CERTAIN PAYMENTS ........................................................ 25

3.26  CUSTOMERS ............................................................... 26

3.27  [RESERVED] .............................................................. 26

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
3.28  RESTRICTIONS ON BUSINESS ACTIVITIES ..................................... 26

3.29  PRODUCT WARRANTIES; DEFECTS; LIABILITIES ................................ 26

3.30  INDEMNIFICATION OBLIGATIONS ............................................. 27

3.31  AFFILIATED TRANSACTIONS ................................................. 27

3.32  DISCLOSURES ............................................................. 27

ARTICLE IV .....................................................................27

REPRESENTATIONS AND WARRANTIES OF BUYERS .......................................27

4.1   ORGANIZATION AND AUTHORITY; DUE AUTHORIZATION AND EXECUTION ............. 27

4.2   CONSENTS, APPROVALS, ETC. ............................................... 28

4.3   NO CONFLICTS ............................................................ 28

4.4   NO LITIGATION ........................................................... 28

4.5   NO REGISTRATION ......................................................... 28

4.6   INVESTMENT INTENT ....................................................... 28

4.7   INVESTMENT EXPERIENCE ................................................... 28

4.8   ACCREDITED INVESTOR; PRINCIPAL PLACE OF BUSINESS ........................ 29

4.9   RESTRICTION ON RESALES .................................................. 29

4.10  RULE 144 ................................................................ 29

4.11  NO PUBLIC MARKET ........................................................ 29

ARTICLE V COVENANTS OF THE PARTIES ............................................ 29

5.1   OPERATION OF THE BUSINESS PENDING CLOSING ............................... 29

5.2   SEAGATE SERVICES ........................................................ 31

5.3   BOARD OF DIRECTORS ...................................................... 31

5.4   COVENANT OF PARTIES' EFFORTS AND GOOD FAITH ............................. 31

5.5   EDEN PRAIRIE LEASE GUARANTY ............................................. 32

5.6   HART-SCOTT-RODINO ACT ................................................... 32

5.7   FULL ACCESS ............................................................. 32

5.8   FURTHER ASSURANCES ...................................................... 32

5.9   CERTAIN TAX MATTERS ..................................................... 32

5.10  NOTICE OF DEVELOPMENTS .................................................. 35

5.11  NO SHOP ................................................................. 35

5.12  INSURANCE ............................................................... 36

5.13  ATTORNEY-CLIENT PRIVILEGE ............................................... 36

5.14  NON-SOLICITATION ........................................................ 36

5.15  NON-COMPETITION; ROYALTIES .............................................. 37

5.16  RETURN OF INFORMATION ................................................... 38

5.17  EMPLOYEE BENEFIT MATTERS ................................................ 39

5.18  SEAGATE AFFILIATED COMPANY .............................................. 40

5.19  NEW CHARTER AND RECAPITALIZATION; GOOD STANDING ......................... 41

5.20  CASH .................................................................... 41

5.21  RESTRUCTURING ........................................................... 41

5.22  NEW ERA LEASE ........................................................... 41

ARTICLE VI CONDITIONS PRECEDENT ............................................... 42

6.1   CONDITIONS PRECEDENT TO BUYERS' OBLIGATIONS ............................. 42

6.2   CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS ............................ 44

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
ARTICLE VII CLOSING ........................................................... 45

7.1   CLOSING DATE AND PLACE OF CLOSING ....................................... 45

7.2   THE COMPANY'S, SEAGATE'S AND SELLER'S DELIVERIES ........................ 45

7.3   BUYER'S DELIVERIES ...................................................... 46

ARTICLE VIII TERMINATION ...................................................... 46

8.1   RIGHT OF PARTIES TO TERMINATE ........................................... 46

8.2   EFFECT OF TERMINATION ................................................... 47

ARTICLE IX INDEMNIFICATION .................................................... 47

9.1   SURVIVAL OF REPRESENTATIONS AND WARRANTIES .............................. 47

9.2   OBLIGATION OF SELLER, SEAGATE AND THE COMPANY TO INDEMNIFY .............. 47

9.3   OBLIGATION OF BUYERS TO INDEMNIFY ....................................... 49

9.4   MATTERS INVOLVING THIRD PARTIES ......................................... 50

9.5   [RESERVED] .............................................................. 51

9.6   COVERED PERSONS ......................................................... 51

9.7   EXCLUSIVE REMEDY ........................................................ 51

ARTICLE X DEFINITIONS ......................................................... 52

ARTICLE XI MISCELLANEOUS ...................................................... 59

11.1  BINDING EFFECT; ASSIGNMENT .............................................. 59

11.2  NOTICES ................................................................. 59

11.3  BROKERS' AND FINDERS' FEES .............................................. 60

11.4  SEVERABILITY ............................................................ 61

11.5  GOVERNING LAW ........................................................... 61

11.6  CONSENT TO JURISDICTION ................................................. 61

11.7  REPRESENTATIONS AND COVENANTS OF THE COMPANY, SEAGATE AND SELLER ........ 62

11.8  ENTIRE AGREEMENT ........................................................ 62

11.9  ADDITIONAL ACTS AND DOCUMENTS ........................................... 62

11.10 NO WAIVER ............................................................... 62

11.11 COUNTERPARTS; FACSIMILE SIGNATURES ...................................... 62

11.12 PRESS RELEASES .......................................................... 62

11.13 NO THIRD-PARTY BENEFICIARIES ............................................ 62

11.14 FEES AND EXPENSES ....................................................... 63

11.15 HEADINGS ................................................................ 63

11.16 KNOWLEDGE ............................................................... 63

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 28, 2002 by and among Oak Investment Partners X, Limited Partnership, a Delaware limited partnership ("Oak X"), Oak X Affiliates Fund, L.P., a Delaware limited partnership ("Oak X Affiliates"), Oak Investment Partners IX, Limited Partnership, a Delaware limited partnership ("Oak IX"), Oak IX Affiliates Fund, L.P., a Delaware limited partnership ("Oak IX Affiliates"), Oak IX Affiliates Fund-A, L.P., a Delaware limited partnership ("Oak IX Affiliates-A") (each of Oak X, Oak X Affiliates, Oak IX, Oak IX Affiliates and Oak IX Affiliates-A a "Buyer" and collectively the "Buyers"), Seagate Technology Holdings, a Cayman Islands limited company ("Seagate"), Seagate Technology SAN Holdings, a Cayman Islands limited company ("Seller") and XIOtech Corporation, a Minnesota corporation (the "Company"). Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to such terms in Article X.

                              WITNESSETH:

         WHEREAS, Seller owns 1,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), which constitute all of the issued and outstanding capital stock of the Company (the "Shares");

         WHEREAS, each of Seller and the Company desires to sell to Buyers, and Buyers collectively desire to purchase from (i) Seller 510 shares of the Company's Common Stock owned by Seller (the "Seller Shares") and (ii) the Company 1,460 shares of the Company's authorized but unissued Common Stock (the "Company Shares" and, together with the Seller Shares, the "Purchased Shares") such that, immediately following the Closing, Buyers collectively will own approximately 80.1% of the Company's capital stock and Seller shall retain ownership of approximately 19.9% of the Company's capital stock (the shares of Common Stock being retained by Seller being referred to herein as the "Retained Shares"), all upon the terms and subject to the conditions set forth in this Agreement and in the Transaction Documents;

         WHEREAS, the parties desire to effect the Recapitalization (as defined below) of the Company's equity interests immediately following the Closing;

         WHEREAS, the Board of Directors of Seller has authorized Seller to execute, deliver and perform this Agreement and the Transaction Documents on the terms and conditions set forth in this Agreement and in the Transaction Documents;

         WHEREAS, the Board of Directors of Seagate has authorized Seagate to execute, deliver and perform this Agreement and the Transaction Documents on the terms and conditions set forth in this Agreement and in the Transaction Documents; and

         WHEREAS, the Board of Directors of the Company has authorized the Company to execute, deliver and perform this Agreement and the Transaction Documents on the terms and conditions set forth in this Agreement and in the Transaction Documents.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants, representations and warranties contained herein, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

     1.1 Purchase and Sale of Purchased Shares.

         (a) Subject to and upon the terms and conditions set forth in this Agreement and the Transaction Documents, at the Closing Seller shall sell, transfer, assign and deliver to each Buyer that number of Seller Shares set forth opposite each Buyer's name on Schedule A hereto, free and clear of all Liens, and each Buyer shall purchase from Seller that number of Seller Shares set forth opposite such Buyer's name on Schedule A hereto and shall pay to Seller such Buyer's pro rata portion of the Seller Purchase Price as set forth opposite such Buyer's name on Schedule A hereto as consideration for the Seller Shares. The sale of the Seller Shares to each Buyer shall constitute a separate sale hereunder and the Seller's agreement with each of the Buyers shall be a separate agreement.

         (b) The Company shall, on or before the Closing Date, (i) amend its articles of incorporation to increase the number of shares of its authorized common stock to a number sufficient to allow it to consummate the sale contemplated by this Section 1.1(b) and (ii) authorize the issuance and sale to each Buyer of Company Shares as provided below, with an aggregate purchase price for all such Company Shares as set forth in Section 1.4(b) below. Subject to and upon the terms and conditions set forth in this Agreement and the Transaction Documents, each Buyer agrees, severally and not jointly, to purchase at the Closing, and the Company agrees to sell and issue to each Buyer at the Closing, that number of Company Shares set forth opposite each Buyer's name on Schedule B hereto and each Buyer shall pay to the Company such Buyer's pro rata portion of the Company Purchase Price set forth opposite such Buyer's name on Schedule B hereto as consideration for the Company Shares. The sale of the Company Shares to each Buyer shall constitute a separate sale hereunder and the Company's agreement with each of the Buyers shall be a separate agreement.

     1.2 Intercompany Indebtedness. As of September 27, 2002, a total of thirteen million three-hundred eighty-nine thousand eight hundred eleven dollars ($13,389,811) was owed by the Company to Seagate Technology LLC, pursuant to that certain Intercompany Revolving Loan Agreement dated as of August 22, 2001 by and between the Company and Seagate Technology LLC (the "Intercompany Loan Agreement"). This amount and any and all Indebtedness owed by the Company to Seller or any other Affiliate of Seller, whether pursuant to the Intercompany Loan Agreement or otherwise, and any and all other Indebtedness owed by the Company or any of its Subsidiaries to Seller or any of Seller's Affiliates ("Intercompany Indebtedness") accrued subsequent to September 27, 2002 shall be repaid by the Company from the Company's cash on hand and proceeds from the sale of Company Shares to the Buyers immediately upon the Closing. Upon Closing, the parties to the Intercompany Loan Agreement shall, pursuant to Section 5.11 thereof, execute a writing having the effect of terminating the Intercompany Loan Agreement and all rights and obligations of the parties thereunder. The parties agree and acknowledge that the term "Intercompany Indebtedness" includes amounts owed by the

Company for services and products of the type described in Section 3.31(c) of the Schedule of Exceptions, all of which are reflected in the budget provided by Seller and the Company to the Buyers.

     1.3 Recapitalization of the Company. Immediately subsequent to the Closing, the parties hereto will file or cause to be filed with the Secretary of State of the State of Minnesota the Company's Second Amended and Restated Articles of Incorporation (the "New Charter") substantially as set forth in Exhibit A hereto. The New Charter will contain the terms and preferences of each class and series of stock which the Company is authorized to issue. Upon the filing of the New Charter, the Company will have effected a recapitalization transaction (the "Recapitalization") such that, upon consummation of the Recapitalization, (i) Buyers collectively will own 61,576,895 shares of the Common Stock of the Company and 615,769 shares of the Series A Redeemable Preferred Stock of the Company, par value $.01 per share, having the rights, privileges and preferences as are set forth in the New Charter (the "Series A Stock"), such aggregate holdings representing approximately 80.1% of each class of the total issued and outstanding capital stock of the Company and (ii) Seller will own 15,316,080 shares of the Common Stock of the Company and 153,161 shares of the Series A Stock of the Company, such aggregate holdings representing approximately 19.9% of each class of the total issued and outstanding capital stock of the Company. Upon consummation of the Recapitalization and filing of the New Charter with the Secretary of State of the State of Minnesota, the Company will have outstanding Series A Stock with an aggregate liquidation preference equal to seventy-six million eight hundred ninety-two thousand nine hundred seventy-five dollars ($76,892,975) (the "Agreed Revenue Amount").

     1.4 Purchase Price. Subject to Section 1.5 hereof, the aggregate purchase price (the "Purchase Price") to be paid by Buyers collectively for the Purchased Shares to be purchased hereunder shall consist of the following:

         (a) Forty-Five million six hundred thirty-five thousand six-hundred sixty-eight dollars ($45,635,668) to be paid by Buyers collectively to the Company upon Closing (the "Company Purchase Price"), as consideration for the Company Shares as set forth on Schedule B; plus

         (b) Fifteen million nine hundred forty-one thousand two hundred twenty-seven dollars ($15,941,227) to be paid by Buyers collectively to Seller upon Closing (the "Seller Purchase Price"), as consideration for the Seller Shares as set forth on Schedule A.

     1.5 Working Capital and Revenue Adjustments.

         (a) On or prior to February 15, 2003, Buyers' Agent shall prepare or cause to be prepared a balance sheet of the Company as of the close of business on September 27, 2002 (the "Final September 27 Balance Sheet") and an income statement for the twelve-month period ended September 27, 2002 (the "Final September 27 Income Statement"). The Final September 27 Balance Sheet and Final September 27 Income Statement shall be prepared in accordance with GAAP applied in a manner and using policies consistent with those utilized in preparing the Historical Financial Statements to the extent consistent with GAAP and, notwithstanding the foregoing, shall not include the amount of thirteen million three-hundred eighty-nine thousand eight hundred eleven dollars ($13,389,811) owed by the Company to Seagate Technology LLC as of September 27, 2002 that will be repaid immediately subsequent to Closing and shall be deemed to include two million two hundred forty-six thousand nine hundred ninety-eight dollars ($2,246,998) of primary capital that has been subtracted from the amount to be paid to Seller for the Seller Shares pursuant to Section 1.4(b) above.

     (b) Upon its preparation of the Final September 27 Balance Sheet and the Final September 27 Income Statement, Buyers' Agent shall deliver to Seller a copy thereof, together with a calculation by Buyers' Agent of the Company's Working Capital and cash on hand as of September 27, 2002, based on the Final September 27 Balance Sheet (the "Working Capital and Cash Statement"). If Seller does not dispute any amount set forth on the Final September 27 Balance Sheet, the calculation of the Company's Working Capital and cash on hand as of September 27, 2002 as set forth in the Working Capital and Cash Statement or the Final September 27 Income Statement, the Final September 27 Balance Sheet, the Working Capital and Cash Statement and the Final September 27 Income Statement shall be final, conclusive and binding on all of the parties hereto. If Seller disputes any amount set forth on the Final September 27 Balance Sheet or the Working Capital and Cash Statement or disputes the revenues amount set forth in the Final September 27 Income Statement, it shall so notify Buyers' Agent in writing within 15 calendar days after delivery of the Final September 27 Balance Sheet, the Working Capital and Cash Statement and the Final September 27 Income Statement, specifying its objections and the reasons therefor in reasonable detail (the "Dispute Notice"). Buyers' Agent and Seller shall use reasonable efforts to resolve the dispute. If the dispute is not resolved within 10 calendar days after delivery of the Dispute Notice, Buyers' Agent and Seller shall promptly submit the dispute to Ernst & Young LLP (the "Selected Accounting Firm"), with a request to either audit the Final September 27 Balance Sheet or the Final September 27 Income Statement, as the case may be, or re-compute the Company's Working Capital and cash on hand as of September 27, 2002 or revenues for the twelve-months ended September 27, 2002, as the case may be, and deliver its report thereon to Buyers' Agent and Seller within 20 calendar days of its appointment. The Final September 27 Balance Sheet, the Working Capital and Cash Statement and the Final September 27 Income Statement, as finally determined pursuant to this Section 1.5(b), shall be referred to as the "Final Closing Balance Sheet", the "Final Working Capital and Cash Statement" and the "Final Closing Income Statement", respectively. The fees and expenses of the Selected Accounting Firm shall be shared equally by Buyers, on the one hand, and Seller, on the other hand.

     (c) If the Company's Working Capital as of September 27, 2002 as shown on the Final Working Capital and Cash Statement (the "Final Working Capital Amount") is less than the Minimum Working Capital Amount, then Seller shall pay to the Buyers, within five Business Days of the date of determination of the Final Working Capital Amount, an amount equal to the difference between the Minimum Working Capital Amount and the Final Working Capital Amount.

     (d) If the Company's revenues for the twelve-month period ended September 27, 2002 as shown on the Final Closing Income Statement (the "Final Closing Revenue Amount") are less than the Agreed Revenue Amount, then Seller shall pay to the Buyers, within five Business Days of the date of determination of the Final Closing Revenue Amount, an amount equal to the product of (1) the difference between the Agreed Revenue Amount and the Final

Closing Revenue Amount, and (2) 0.801; provided, however, that Seller shall not be required to pay such amount if it is less than $100,000; provided, further, that if such amount is greater than $5,000,000, then Seller shall only be required to pay $5,000,000.

         (e) If the Final Closing Revenue Amount is greater than the Agreed Revenue Amount, then Buyers shall pay to the Seller, within five Business Days of the date of determination of the Final Closing Revenue Amount, an amount equal to the product of (1) the difference between the Agreed Revenue Amount and the Final Closing Revenue Amount, and (2) 0.801; provided, however, that the Buyers shall not be required to pay such amount if it is less than $100,000; provided, further, that if such amount is greater than $5,000,000, then the Buyers shall only be required to pay $5,000,000.

         (f) If the Company's cash on hand as of September 27, 2002 as shown on the Final Working Capital and Cash Statement (the "Final Cash Amount") is less than the Minimum Cash Amount, then Seller shall pay to the Buyers, within five Business Days of the date of determination of the Final Cash Amount, an amount equal to the difference between the Minimum Cash Amount and the Final Cash Amount (as reduced by any amount that Seller is required to pay to Buyers pursuant to Section 1.5 (c) above).

         (g) Any amount paid to the Buyers by the Seller pursuant to the provisions of this Section 1.5 will be (i) paid to the Buyers on a pro rata basis according to the number of Shares purchased by each Buyer, (ii) treated as a purchase price adjustment, but will in no way affect or adjust the number of shares of capital stock held by or issued to Seller or the Buyers and (iii) in the case of a Working Capital or cash deficiency, promptly contributed to the capital of the Company by the Buyers. Any amount paid to the Seller by the Buyers pursuant to the provisions of this Section 1.5 will be treated as additional purchase consideration for the Seller Shares, but will in no way affect or adjust the number of shares of capital stock held by or issued to Seller or the Buyers.

         (h) Notwithstanding any other provision contained herein to the contrary, the parties acknowledge that, by virtue of this Section 1.5, Seller, Seagate and the Company shall not be obligated under Article IX to indemnify Buyers or any other party in connection with any breach of the representations and warranties of Seller, Seagate and the Company with respect to the Agreed Revenue Amount, the amount of Working Capital or the amount of cash on hand.

     1.6 Method of Payment. The parties agree that all cash payments to be made by one party to another hereunder shall be made by wire transfer of immediately available funds to such bank account as shall be designated in writing to the Person required to make such payment by the Person entitled to receive such payment. Whenever any payment hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

                                   ARTICLE II

          REPRESENTATIONS AND WARRANTIES CONCERNING SELLER AND SEAGATE

     Except as set forth on the schedule of exceptions attached hereto as Exhibit B (the "Schedule of Exceptions"), which Schedule of Exceptions will be arranged in sections corresponding to the section numbers and letters set forth in Articles II and III hereof, each of Seller and Seagate hereby represents and warrants jointly and severally to Buyers as follows:

     2.1 Power and Capacity of Seller. Each of Seller and Seagate has the full corporate power, capacity and authority to execute and deliver this Agreement and each Transaction Document to which Seller or Seagate is a party, as the case may be, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement is, and each of the Transaction Documents to which Seller or Seagate is a party has been, or at the Closing will be, duly and validly executed and delivered by Seller or Seagate, as the case may be. This Agreement constitutes, and each of the Transaction Documents to which Seller or Seagate is a party when executed will constitute, the legal, valid and binding obligation of Seller or Seagate, as the case may be, enforceable against Seller or Seagate, as the case may be, in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency and the right of creditors generally or by general principles of equity.

     2.2 Ownership of the Seller Shares. Seller is the owner, beneficially and of record, and has good and marketable title to all of the Seller Shares and the Retained Shares, free and clear of any Lien, and the Seller Shares and the Retained Shares have been duly and validly issued and are fully paid and nonassessable. Other than the Seller Shares and the Retained Shares, neither Seagate nor Seller nor any of their Affiliates owns any other equity security of the Company or any right of any kind to have any such equity security issued. At the Closing, Buyers will obtain good and valid title to the Seller Shares, free and clear of any Liens; provided, that such shares may be subject to restrictions on transfer under federal and state securities laws. Seller has the exclusive right, power and authority to transfer, sell, assign, encumber and vote the Seller Shares. Seller is not a party to or bound by any agreement affecting or relating to Seller's right to transfer, sell, assign, encumber or vote the Seller Shares.

     2.3 No Conflicts. None of the execution and delivery of this Agreement or any of the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, or the performance by Seller or Seagate of their obligations hereunder or thereunder will, with or without the giving of notice or the lapse of time, or both: (i) violate or conflict with any of the provisions of the operating agreement, certificate of formation, articles of incorporation or bylaws of Seller or Seagate, as the case may be; (ii) violate, conflict with, result in a breach or default under, or cause the termination or acceleration of any mortgage, indenture, contract, license, Permit, instrument, trust document or other agreement or document to which Seller or Seagate is a party or by which Seller or Seagate or any of their respective assets or properties may be bound; (iii) violate any provision of any Law to which Seller or Seagate is subject; (iv) violate any Order applicable to Seller or Seagate;
(v) result in the revocation or suspension of any Permit of Seller or Seagate; or (vi) result in the creation or imposition of any Lien upon any properties or assets of Seller or Seagate, except with respect to clauses (ii) through (vi) as would not reasonably be expected to have a Material Adverse Effect.

     2.4 Consents and Approvals. No consent, approval or authorization of, declaration, filing or registration with, or notice to, any Governmental Authority or other third party on the part of Seller or Seagate is required to be made or obtained by Seller or Seagate in connection with the execution or delivery of this Agreement or the Transaction Documents to which Seller or Seagate, as the case may be, is a party, the performance by Seller or Seagate of Seller's or Seagate's, as the case may be, obligations hereunder or thereunder, or the consummation by Seller or Seagate of the transactions contemplated hereby or thereby, except as would not reasonably be expected to have a Material Adverse Effect.

     2.5 No Litigation. There is no action, suit, investigation or proceeding pending or, to the Knowledge of Seller, Seagate and the Company, threatened against or affecting Seller or Seagate before any Governmental Authority which in any manner challenges, or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement and the Transaction Documents.

                                  ARTICLE III
              REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

         Except as set forth in the Schedule of Exceptions, the Company, Seagate and Seller hereby, jointly and severally, represent and warrant to the Buyers in this Article III as follows, subject in all respects to Section 11.7 below:

     3.1 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of Minnesota. The Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Section 3.1 of the Schedule of Exceptions sets forth a complete and correct list of all jurisdictions in which the Company is qualified or licensed to do business.

     3.2 Authority and Validity. The Company has all requisite corporate power and all corporate authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party or the performance by the Company of its obligations hereunder or thereunder. This Agreement is, and each of the Transaction Documents to which the Company is a party has been, or, at the Closing will be, duly and validly executed and delivered by the Company. This Agreement constitutes, and each of the Transaction Documents when executed will constitute, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and the right of creditors generally or by general principles of equity.

     3.3 Subsidiaries.

         (a) At all times since January 28, 2000, the Company has not owned or controlled, directly or indirectly, any interest in any other Person, and will not do so up to and including the Closing Date. The Company currently owns, and has at all times since the formation of such entities owned, one hundred percent (100%) of the outstanding voting stock of each of the entities listed on Section 3.3(a) of the Schedule of Exceptions (the "Subsidiaries"). The Company has not agreed, nor is the Company obligated to make any future investment in or capital contribution to any other entity.

         (b) The Subsidiary described in Section 3.3(a) of the Schedule of Exceptions is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of Canada. Such Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business and is in good standing in each jurisdiction where the character of its properties or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.
Section 3.3(b) of the Schedule of Exceptions sets forth a complete and correct list of all jurisdictions in which such Subsidiary is qualified or licensed to do business.

     3.4 Charter Documents; Corporate Records. Seller and/or the Company has previously delivered to Buyers' Agent true, correct and complete copies of the articles of incorporation and bylaws of the Company and each of its Subsidiaries as in effect as of the date of this Agreement. The minutes of directors' and shareholders' meetings and the stock books of the Company and each of its Subsidiaries that have previously been delivered to Buyers' Agent are the true, complete and correct records of directors' and shareholders' meetings and stock issuances through and including the date of this Agreement and reflect all transactions required to be contained in such records.

     3.5 No Conflicts. None of the execution and delivery of this Agreement or any of the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, or the performance by the Company of its obligations hereunder or thereunder will, with or without the giving of notice or the lapse of time, or both: (i) violate or conflict with any of the provisions of the articles of incorporation or bylaws of the Company or any of its Subsidiaries; (ii) violate, conflict with, result in a breach or default under, or cause or give rise to a right of the termination or acceleration of any mortgage, indenture, contract, license, permit, instrument, trust document or other agreement or document to which the Company or any of its Subsidiaries is a party or by which the Company, its Subsidiaries or any of the Company's or its Subsidiaries' assets or properties or assets may be bound; (iii) violate any provision of any Law to which the Company or any of its Subsidiaries is subject;
(iv) violate any Order applicable to the Company or any of its Subsidiaries; (v) result in the revocation or suspension of any Company Permit; or (vi) result in the creation or imposition of any Lien upon any properties or assets of the Company or any of its Subsidiaries, except, with respect to clauses (ii) through
(vi), as would not reasonably be expected to have a Material Adverse Effect.

     3.6 Consents, Approvals, Etc. Subject in all respects to the requirements of the HSR Act and Section 5.6 below, no approval of, declaration, filing or registration with, or notice to, any Governmental Authority or other third party on the part of the Company or any of its Subsidiaries is required to be made or obtained in connection with the execution and delivery by the Company of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby or thereby or the performance by the Company of its obligations hereunder or thereunder, except as would not reasonably be expected to have a Material Adverse Effect.

     3.7 Capitalization.

         (a) The authorized capital stock of the Company and the number of Purchased Shares is set forth on Section 3.7(a) of the Schedule of Exceptions. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable with no personal liability attached to the ownership thereof. There are (i) no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments or other agreements or arrangements of any character or nature whatsoever under or pursuant to which the Company is or may become obligated to issue any shares of its capital stock; (ii) no outstanding obligations (contingent or otherwise) of the Company to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any distribution in respect thereof; (iii) no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company; and (iv) no outstanding obligations (contingent or otherwise) of the Company to issue any subscription, option, warrant, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of the Company. All of the issued and outstanding shares of capital stock of the Company have been issued in compliance with all applicable Laws, including, without limitation, all federal and state securities laws. There are no shares of capital stock of the Company held in the Company's treasury. Since January 28, 2000, the Company has not redeemed or repurchased any shares of its capital stock.

         (b) The authorized capital stock and number and class of all outstanding shares of stock of each Subsidiary is set forth on Section 3.7(b) of the Schedule of Exceptions. There are (i) no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments or other agreements or arrangements of any character or nature whatsoever under or pursuant to which any Subsidiary is or may become obligated to issue any shares of its capital stock; (ii) no outstanding obligations (contingent or otherwise) of any Subsidiary to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any distribution in respect thereof; (iii) no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Subsidiary; and (iv) no outstanding obligations (contingent or otherwise) of any Subsidiary to issue any subscription, option, warrant, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of any Subsidiary. All of the issued and outstanding shares of capital stock of each Subsidiary have been issued in compliance with all applicable Laws, including, without limitation, all federal and state securities laws. There are no shares of capital stock of any Subsidiary held in such Subsidiary's treasury. Since January 28, 2000, no Subsidiary has not redeemed or repurchased any shares of its capital stock.

     3.8 Financial Statements.

         (a) The Company has delivered to Buyer correct and complete copies of
(i) the Company's balance sheet and related statements of operations, stockholders' equity and cash flows for each of the years ended June 28, 2002 and June 29, 2001, as audited by Ernst & Young LLP (collectively, the "Historical Financial Statements") and (ii) the Company's unaudited balance sheet and related statements of operations, stockholders' equity and cash flows as of and for the three-month period ended September 27, 2002 (collectively, the "Interim Financial Statements"). The balance sheet for the three-month period ended September 27, 2002 included in the Interim Financial Statements is referred to herein as the "September Balance Sheet."

         (b) The Historical Financial Statements and the Interim Financial Statements (i) present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the date or dates and for the period or periods therein specified and (ii) have been prepared in accordance with GAAP applied on a consistent basis except that the Interim Financial Statements do not contain notes and are subject to normal recurring year end adjustments.

         (c) The books of account and other financial records of the Company are in good order and have been properly maintained in all material respects in accordance with good business and accounting practices.

         (d) The Company's revenues from recurring operations for the four (4) fiscal quarters ended September 27, 2002 were equal to the Agreed Revenue Amount.

         (e) On August 8, 2002, the Company notified ninety-one (91) individuals of their termination as employees of the Company (the "August RIF").

         (f) To the Knowledge of the Company, Seller and Seagate, all costs and liabilities associated with the August RIF were either paid prior to September 27, 2002 or were reflected in the balance sheet included within the Interim Financial Statements.

     3.9 Absence of Undisclosed Liabilities. There are no Liabilities of the Company or any Subsidiary of a nature required to be disclosed on a balance sheet or notes to financial statements prepared in accordance with GAAP other than Liabilities (i) provided for in the September Balance Sheet, (ii) incurred since the date of the September Balance Sheet and prior to the date hereof in the ordinary course of business consistent with past practice and not arising out of violation of Law, breach of contract or tort, none of which is material to the business, results of operations or financial condition of the Company and
(iii) incurred after the date hereof in the ordinary course of business. Reserves are reflected on the September Balance Sheet against all Liabilities of the Company existing as of the date of such balance sheet for which a reserve is required in accordance with GAAP as consistently applied by the Company and the amounts that have been established are consistent with past practices of the Company and in accordance with GAAP.

     3.10 Absence of Certain Changes.

         (a) Since the date of the September Balance Sheet and prior to the date hereof, there has not been:

             (i) any declaration or payment of, or any agreement to declare or pay, any dividend or distribution in respect of any shares of capital stock of the Company or any Subsidiary or any redemption, purchase or other acquisition of any shares of capital stock of the Company or any Subsidiary;

             (ii) any payment made by the Company or any Subsidiary to Seller, Seagate or any Affiliate thereof in respect of (x) any of the Company's Intercompany Indebtedness under the Intercompany Loan Agreement, or (y) otherwise (other than payments for goods or services purchased and paid for in the ordinary course of business);

             (iii) any capital expenditures by the Company or any Subsidiary which, individually, amount to greater than $25,000 or, in the aggregate, amount to greater than $100,000 and which were not reflected in the budget provided by Seller and the Company to Buyers; or

             (iv) any other material expenditures by the Company or any Subsidiary which were not reflected in the budget provided by Seller and the Company to the Buyers and made outside of the ordinary course of business.

         (b) Since June 28, 2002 and prior to the date hereof, there has not been:

             (i) any issuance of any shares of capital stock of the Company or any Subsidiary, or any options, warrants or other rights to acquire any shares of capital stock of the Company or any Subsidiary;

             (ii) any split, combination or reclassification of any outstanding shares of the Company's or any Subsidiary's capital stock or any issuance or authorization of any other securities in respect of, in lieu of or in substitution for the outstanding shares of the Company's or any Subsidiary's capital stock;

             (iii) any change in the financial condition or business of the Company, on a consolidated basis, which has had or would reasonably be expected to have a Material Adverse Effect;

             (iv) any merger or consolidation or agreement to merge or consolidate with any other Person involving the Company or any Subsidiary or any acquisition of, or agreement to sell or acquire, any substantial part of the stock, business, property or assets of, any other Person, to which the Company or any Subsidiary was a party;

             (v) any material change in any method of accounting or accounting practice used by the Company;

             (vi) any material increase in compensation, bonus or other benefits payable or to become payable by the Company or any Subsidiary to any of its directors, officers or employees;

               (vii) any making by the Company or any Subsidiary of any loan or advance to Seller, any Related Person, any officer or director of, or consultant to, the Company or any Subsidiary, or any other loan or advance other than in the ordinary course of business; or

               (viii) any sale, abandonment or other disposition of any of the Company's or any Subsidiary's material properties or assets, other than in the ordinary course of business.

    3.11 Taxes.

         (a) Each of the Company and its Subsidiaries has, or in the case of Tax Returns becoming due prior to the Closing Date will have prior to the Closing Date, duly filed with the appropriate Governmental Authorities all income and other material Tax Returns required to be filed by it with respect to all applicable Taxes. All of such Tax Returns are (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will be) accurate and complete in all material respects. Each of the Company and its Subsidiaries has paid all income and other material Taxes owed by it, whether or not shown on any Tax Return. No claim has ever been made by a Governmental Authority where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries, respectively, is or may be subject to taxation by that jurisdiction.

         (b) All income and other material Taxes required to be withheld and paid by the Company and its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, including, without limitation, income Taxes, social security Taxes, unemployment insurance Taxes and other employee withholding Taxes have been so withheld and paid.

         (c) Except as disclosed in the September Balance Sheet, there exists no proposed Tax assessment or pending or threatened audit or other proceeding against the Company or any its Subsidiaries with respect to Taxes. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, nor has the Company or any of its Subsidiaries consented to any waivers or extensions of any statute of limitations with respect to any taxable year or providing for an extension of time with respect to the assessment or collection of any Taxes. No power of attorney granted by the Company or any of its Subsidiaries with respect to any Tax matters is currently in force.

         (d) The Company and Seller have made available to Buyers for inspection complete and correct copies of all income and other material Tax Returns filed by the Company and its Subsidiaries with any Governmental Authority, and all written communications relating to any such Tax Returns, for each taxable year ending on or after December 31, 1999. Section 3.11(d) of the Schedule of Exceptions sets forth a complete list of all jurisdictions in which the Company and each of its Subsidiaries files Tax Returns. Neither the Company nor any of its Subsidiaries has made or entered into any material Tax elections or agreements.

         (e) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the date of the September Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the September Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions in the ordinary course through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing Tax Returns.

         (f) None of the Company or any of its Subsidiaries has filed a consent under Code ss.341(f) concerning collapsible corporations. None of the Company or any of its Subsidiaries has been a real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). Neither the Company nor any of its Subsidiaries is a party to or bound by any tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (i) has been a member of a group of entities filing an affiliated, consolidated, combined or unitary income Tax Return or (ii) has any liability for the Taxes of any Person (other than any of the Company and its subsidiaries) under Reg. ss.1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code ss.355 or ss.361.

         (g) Neither the Company nor any of its Subsidiaries will realize taxable income by reason of the undertakings described in Section 1.2.

    3.12 Accounts Receivable. Section 3.12 of the Schedule of Exceptions sets forth a list of the accounts receivable of the Company at September 27, 2002. All such accounts receivable, and all accounts receivable which have arisen since September 27, 2002, are valid receivables arising from sales actually made or services actually performed in the ordinary course of business.

    3.13 Officers, Directors and Employees; Labor Relations.

         (a) Section 3.13 of the Schedule of Exceptions sets forth a complete and correct list of: (i) the officers and directors of the Company and each Subsidiary and the total compensation, including bonuses, for the most recently completed fiscal year, of each officer and director of the Company and each Subsidiary paid to such individual by the Company; (ii) the name of each other employee, including each employee on leave of absence or layoff status, consultant or independent contractor of the Company or any Subsidiary who received $125,000 or more in any form of compensation from the Company in the Company's most recently completed fiscal year and/or is expected to receive in excess of $125,000 during the current fiscal year ($100,000 in actual or anticipated income for any engineering or research and development employee);
(iii) any commitment or agreement made by the Company or any Subsidiary to increase wages or to modify the conditions or terms of retention by the Company or any Subsidiary of any of the Persons referred to in clause (ii) above; and
(iv) any notice of termination of employment or resignation since September 1, 2002 given by any Person referred to in clause (ii) above.

         (b) The Company and each Subsidiary is currently and, at all times since January 28, 2000, has been in compliance in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, collective bargaining, occupational safety and health and plant closing. The Company and each Subsidiary is not liable for the payment of any material amount of compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for any failure to comply with any of the foregoing Laws. The Company and each Subsidiary has withheld all material amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees of the Company or such Subsidiary. No unfair labor practice complaint against the Company or any Subsidiary is pending before the National Labor Relations Board and the Company and its Subsidiaries are not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. There are no pending or, to the Knowledge of the Company, Seller and Seagate, threatened or reasonably anticipated claims or actions against the Company or any Subsidiary under any workers compensation policy or long-term disability policy. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, Seller or Seagate, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of the Company or any Subsidiary, including, without limitation, charges of unfair labor practices or discrimination complaints, which, individually or in the aggregate, could reasonably be expected to result in any material liability to the Company or any Subsidiary.

          (c) The Company and its Subsidiaries are not presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to their employees and no collective bargaining agreement is being negotiated by the Company or any Subsidiaries. No work stoppage or labor strike against the Company or any Subsidiary is pending, or to the Knowledge of the Company, threatened or reasonably anticipated.

          (d) No employee of the Company or any Subsidiary has any contractual right to continued employment by the Company or such Subsidiary.

     3.14 Litigation. There is no action, suit, proceeding, inquiry or investigation pending or, to the Knowledge of the Company, Seagate and/or Seller, threatened against or involving the Company or any Subsidiary or their respective assets (whether or not covered by insurance), in each case which would reasonably be expected to have a Material Adverse Effect. There is no Order outstanding against the Company or any Subsidiary or involving their respective properties or assets. There is no action, suit, proceeding, inquiry or investigation pending or, to the Knowledge of the Company, Seagate and/or Seller, threatened against or involving the Company or any Subsidiary before any Governmental Authority which seeks to restrain, prohibit or otherwise challenge the execution and delivery of this Agreement or any of the Transaction Documents, the performance by the Company of its obligations hereunder or thereunder, or the consummation, legality or validity of any of the transactions contemplated hereby or thereby.

     3.15 Compliance with Laws; Company Permits.

          (a) The business and operations of the Company and its Subsidiaries have been, since January 28, 2000, conducted in compliance, and are currently in compliance, in all material respects, with all applicable Laws and Orders. Since such date: (i) none of Seller, the Company or any Subsidiary has been charged with or, to the Knowledge of Seller, Seagate and/or the Company, is now under investigation with respect to, a violation of any applicable Law, Order or other requirement of a Governmental Authority or other regulatory body which would reasonably be expected to have a Material Adverse Effect; (ii) neither Seller nor the Company nor any Subsidiary is a party to, nor bound by, any Order; (iii) Seller, Seagate and the Company and its Subsidiaries have filed all reports required to be filed with any Governmental Authority or other regulatory body as to which the failure to file such reports would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and (iv) all such reports are accurate and complete in all material respects.

         (b) The Company and its Subsidiaries have all material governmental permits, certificates, licenses, registrations, certifications, qualifications, approvals and other authorizations (collectively, "Permits") required in connection with the operation of its business. All Permits held by the Company or any of its Subsidiaries are valid and in good standing, non-probationary, non-provisional and in full force and effect. Neither the Company nor any Subsidiary is subject to any governmental restrictions on its operations that materially and adversely affect the conduct of its business, other than restrictions that apply to all providers of the services or goods furnished by the Company or its Subsidiaries in the relevant jurisdiction. There are no actions or proceedings to revoke, withdraw, terminate or suspend any of the Company's Permits, and none of Seller, Seagate or the Company has received any notice or other written communication threatening any of the foregoing (other than notices and communications that have been withdrawn or otherwise resolved), and the Company, Seagate and/or Seller have no Knowledge of any reason why any of the Company's Permits are likely not to be renewed by the applicable Governmental Authority in the ordinary course.

    3.16 Title to Assets; Absence of Encumbrances. Except as set forth in
Section 3.18 with respect to Intellectual Property Rights, the Company or one of its Subsidiaries has good and valid title to all of the properties and assets shown as owned by the Company on its books and records, including, without limitation, all of the properties and assets shown on the September Balance Sheet or thereafter acquired, except for assets sold or otherwise transferred or disposed of in the ordinary course of business since the date of the September Balance Sheet, in each case free and clear of all Liens, other than Permitted Liens. Except with respect to Intellectual Property Rights (which are addressed in Section 3.18), all of the properties and assets owned or leased by the Company or any of its Subsidiaries are adequate and sufficient for the current operations of the business of the Company (on a consolidated basis) and such properties and assets now being used by the Company (on a consolidated basis) in its business and operations, whether leased or owned, are in good working order and repair (reasonable wear and tear excepted) and none of such properties or assets is in need of maintenance and repairs, except for ordinary and customary capital expenditures provided for in the budget provided by Seller and the Company to Buyers consistent with past practice and any other ordinary, routine maintenance and repairs that would not reasonably be expected to be material in nature or cost. Except with respect to Intellectual Property Rights (which are addressed in Section 3.18), all of the properties and assets owned or leased by the Company and its Subsidiaries reflect all of the assets used by the Company and its Subsidiaries in their businesses. Neither the Company nor any Subsidiary has sold or otherwise released for distribution any of its customer files and other customer information relating to the Company's or such Subsidiary's current and former customers (the "Company Customer Information"), except in the ordinary course of business.

     3.17 Real Property; Leases.

          (a) Neither the Company nor any Subsidiary owns any real property or any outstanding options or rights of first refusal to purchase any real property.

          (b) The leases set forth on Section 3.17(b) of the Schedule of Exceptions (true and complete copies of which have heretofore been delivered by Seller or the Company to Buyer) are the only leases or agreements under which the Company or any Subsidiary is a lessee or lessor of, or holds, manages or operates, any property, real or personal, owned by any third party, or under which any property, real or personal, owned by the Company or any Subsidiary is held, operated or managed by a third party, except for those which could not reasonably be expected to have a Material Adverse Effect. Each such lease for the Company's Rochester and Eden Prairie facilities ("Manufacturing Leases") is in full force and effect and constitutes a valid and binding obligation of, and is enforceable in accordance with its terms against, the respective parties thereto, subject to the customary limitations of bankruptcy and insolvency laws and equitable principles. To the Knowledge of the Company, Seller, and Seagate, the Company is not in default under any Manufacturing Lease, and there has not occurred any event which (with or without the giving of notice or lapse of time, or both) would constitute such a default that could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Section 3.17(b) of the Schedule of Exceptions, no consent is required of any landlord or other party to any lease to consummate the transactions contemplated hereby. Neither the operations of the Company or any Subsidiary on the real property subject to a Manufacturing Lease nor such real property, including the improvements thereon, violate any applicable building code, zoning requirement or classification or statute relating to the particular property or such operations, except for violation which could not reasonably be expected to have a Material Adverse Effect.

          (c) Except to the extent as would not be reasonably likely to have a Material Adverse Effect, the premises demised under the Manufacturing Leases and the building systems, such as heating, plumbing, ventilation, air conditioning and electricity, used in the operation of such real property are adequate in all respects for the current operations of the Company and such real property and building systems are in sufficiently good working order, repair and operating and structural condition for the current operations of the Company, normal wear and tear excepted.

     3.18 Intellectual Property Rights.

          (a) As used herein, the term "Intellectual Property Right(s)" shall mean and include without limitation any and all patent, trademark, trade name, brand name, fictitious business name, service name, service mark, copyright, mask work, trade secret, know-how, invention disclosures, promotional material, customer list, supplier and dealer lists, marketing research, franchise, system, computer software, computer program, source code, object code, algorithm, architecture, structure, display screens, layouts, development tools, invention, design, blueprint, engineering drawing, samples, specifications, schematics, proprietary product, proprietary processes and formulae, technology, proprietary right or other intellectual property right or intangible asset, applications pending and to be filed for any and all of the foregoing and registration thereof, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records; or the right to use or exploit any of the foregoing.

     (b) Section 3.18(b) of the Schedule of Exceptions sets forth (i) all invention disclosures owned by the Company or any Subsidiary or subject to assignment to the Company and any Subsidiary and (ii) with respect to each patent, registered copyright or registered trademark issued in any jurisdiction, foreign or domestic, owned by the Company or any Subsidiary or subject to assignment to the Company or any Subsidiary that is registered with, or for which an application has been filed with the relevant governmental authority, including United States Patent and Trademark Office of the United States Copyright Office or equivalent authorities in other jurisdictions any where in the world (collectively "Government Entities") and which constitutes Intellectual Property Rights owned by the Company, (x) the title of such Intellectual Property Right, and (y) the names of the jurisdictions covered by the applicable registration or application.

     (c) Section 3.18(c) of the Schedule of Exceptions identifies the Contract with respect to each Intellectual Property Right (other than Intellectual Property Rights arising from the purchase or license of "off the shelf" or "mass market" products with a standard end user license agreement) licensed or otherwise provided to or used by the Company or any Subsidiary by any other party, including without limitation Seller and/or Seagate as set out in the Patent License Agreement, and that is material to the operation of the Company, and identifies the Contract under which such Intellectual Property Right is being licensed to the Company or any Subsidiary.

     (d) Section 3.18(d) of the Schedule of Exceptions identifies all agreements providing for payment to the Company in excess of $75,000 pursuant to which the Company or any Subsidiary has authorized the use or any other right, in any business or commercial or non-commercial activity, of any Intellectual Property Right other than end user agreements, customer agreements and distribution agreements entered into by the Company in the ordinary course of business.

     (e) To the Knowledge of the Company, Seller and Seagate, the Company has good, valid and marketable title to all of the Intellectual Property Rights identified in Section 3.18(b) of the Schedule of Exceptions, free and clear of all liens and other encumbrances other than non-exclusive licenses granted by the Company.

     (f) To the Knowledge of the Company, Seller and Seagate, the Company owns or has a valid license, sublicense, agreement or other permission with respect to all material Intellectual Property Rights used in, or necessary to, the conduct of the Company's business in the manner in which such business is currently being conducted, except (i) Intellectual Property Rights, the benefit of which are provided to the Company under the Transitional Services Agreement, or (ii) as listed in Section 3.18(f) of the Schedule of Exceptions.

     (g) Neither the Company nor any Subsidiary has an existing obligation to make any payment in excess of $75,000 to any other Person for the use of any Intellectual Property Rights owned, licensed or used by Company or any Subsidiary except as set out in Section 3.18(g) of the Schedule of Exceptions.

     (h) No Person that has developed jointly with the Company or any Subsidiary any Intellectual Property Rights that are material to the operation of the Company has retained any material rights to such Intellectual Property Rights.

     (i) To the Knowledge of the Company, Seller and Seagate, neither the Company nor any Subsidiary is in material violation of the terms of any license granted to it or of any other material written agreement entered into by the Company or any Subsidiary for the use of any Intellectual Property Rights of any Person other than the Company.

     (j) Neither the Company nor any Subsidiary has infringed upon, or otherwise violated, in any material respect the Intellectual Property Rights of any third party, except to the extent that such activities have subsequently become licensed by the Company from a third party with authority to grant such license (including, without limitation, Storage Computer Corporation, IBM and Seagate) or as would not otherwise have a Material Adverse Effect.

     (k) To the Knowledge of the Company, Seller and Seagate, no Person other than the Company or any Subsidiary is infringing the Company's or a Subsidiary's trademarks, software and/or trade secrets without a written license from the Company or such Subsidiary, where such infringement has or would be expected to have a material adverse effect on the particular Intellectual Property Rights that are being infringed.

     (l) To the Knowledge of the Company, Seller and Seagate, no claim is pending or threatened against the Company or any Subsidiary, nor has the Company or any Subsidiary received any written or clear oral notice of a claim of infringement by a third party with respect to material Intellectual Property Rights of such third party.

     (m) To the Knowledge of the Company, Seller and Seagate, none of the Company's nor any Subsidiary's employees is obligated under any contract, including without limitation licenses, covenants or commitments of any nature, or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or such Subsidiary or that would conflict with the Company's or such Subsidiary's business as proposed to be conducted. Neither the execution nor delivery of this Agreement will, to the Knowledge of the Company, Seller and Seagate, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated.

     (n) Seagate, Seller and the Company have taken measures and precautions reasonably necessary to protect and maintain the confidentiality and secrecy of the Company's and the Subsidiaries' Intellectual Property Rights, except Intellectual Property Rights whose value would be unimpaired by public disclosure, and otherwise to maintain and protect the value of all of the Company's and the Subsidiaries' Intellectual Property Rights in accordance with commercially reasonable standard practices. All current and former employees, consultants and independent contractors of the Company and the Subsidiaries involved in the creation of material technology for the company have executed and delivered to the Company an agreement (containing no material exceptions to or exclusions from the scope of its coverage except as may be required by law) that protects Confidential Information, including without limitation any and all proprietary or confidential Intellectual Property Rights, and requires (1) assignment of inventions, copyrights and trade secrets to the Company, and (2) cooperation with the Company in the execution of necessary documents with respect to such assignment. To the Knowledge of the Company, no employee, consultant or independent contractor has refused to assign or cooperate in the assignment of any invention, copyright or trade secret. Neither the Company or any Subsidiary has, other than pursuant to license agreements which shall be identified in
Section 3.18(n) of the Schedule of Exceptions, disclosed or delivered to any Person (other than Seagate, Sellers or their employees or agents), or permitted the disclosure or delivery to any Person (other than Seagate, Sellers or their employees or agents) of the source code for any Company products.

          (o) Except for warranty claims in the ordinary course of the Company's business, there has not been any written claim by any customer or other Person alleging that any of the Company's products does not conform to any warranties made by the Company with respect to such product, where such claim, if true, would result in any liability to the Company in excess of $75,000.

     3.19 Bank Accounts; Officers and Directors. Section 3.19 of the Schedule of Exceptions sets forth a list of all of the Company's and any of its Subsidiaries' (i) bank accounts and other accounts with financial institutions and of the Persons authorized to sign checks or who hold powers of attorney with respect to any of such accounts and (ii) officers and directors as of the date hereof.

     3.20 Employee Benefit Plans.

          (a) Section 3.20(a) of the Schedule of Exceptions includes a complete list of all material employee benefit plans, programs, policies, practices, or other arrangements providing benefits to any current or former employee, officer or director that are sponsored or maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any bonus, incentive, deferred compensation, vacation, equity, severance, employment, change of control or fringe benefit plan, program or agreement (each, a "Plan").

          (b) With respect to each Plan, the Company has delivered or made available to Buyer a true, correct and complete copy of: (i) each writing constituting a part of such Plan; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; and (iii) the current summary plan description and any material modifications thereto, if any. Except as specifically provided in the foregoing documents delivered or made available to Buyers, or as disclosed in Section 3.20(b) of the Schedule of Exceptions, there are no amendments to any Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or to adopt or approve any new Plan.

          (c) Section 3.20(c) of the Schedule of Exceptions identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (each, a "Qualified Plan"). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. Since January 1, 2001, each Qualified Plan has either applied for or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such letter and make any amendments necessary to obtain a favorable determination. With respect to each Plan, the Company and its Subsidiaries have complied, and are in compliance, in all materials respects with all provisions of ERISA, the Code and all laws and regulations applicable to such Plans and each Plan has been administered in all material respects in accordance with its terms.

     (d) Each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) is unfunded. Neither the Company nor any of its Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (or similar state law) and at no expense to the Company (other than administrative expenses). No employee of the Company or any of its Subsidiaries is within five years of meeting the eligibility criteria for benefits under any retiree health plan sponsored or maintained by Seller or any of its Affiliates including, without limitation, the Seagate US LLC Early Retirement Medical Program. No Plan is intended to meet the requirements of Code Section 501(c)(9).

     (e) Neither the Company nor any of its ERISA Affiliates has any liability
(i) under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or
(ii) as a result of the failure to comply in all material respects with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and, without limiting the foregoing, neither the Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 or
Section 4204 or 4212 of ERISA, except, as for this clause (ii) only, as would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

     (f) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and no set of circumstances exists which may reasonably give rise to a claim or lawsuit, which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries to the Department of Treasury, the Department of Labor, any Plan or any participant in a Plan.

     (g) With respect to each Plan, all required, declared or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date have been made or properly accrued on the September Balance Sheet or with respect to accruals properly made after the date of the September Balance Sheet, on the books and records of the Company and/or its subsidiaries. There is no unfunded Liability relating to the Plan which is not reflected on the September Balance Sheet or with respect to accruals properly made after the date of the September Balance Sheet, on the books and records of the Company and/or its Subsidiaries.

          (h) Except as contemplated by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement or the Transaction Documents (either alone or in conjunction with any other event) will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries, under any Plan or otherwise; (ii) increase any benefits otherwise payable under any Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits. Without limiting the generality of the foregoing, no benefit or amount payable or which may become payable by the Company, any Subsidiary or its respective ERISA Affiliates, in connection with the transactions contemplated by this Agreement, pursuant to any Plan, agreement or contract with any employee shall constitute an "excess parachute payment" within the meaning of Section 280G of the Code, which is or may be subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

          (i) Neither the Company nor any of its Subsidiaries employs any person outside of the United States or Canada.

     3.21 Indebtedness. Section 3.21 of the Schedule of Exceptions sets forth a list of all Indebtedness of the Company and its Subsidiaries (except for (a) the amount of thirteen million three-hundred eighty-nine thousand eight hundred eleven dollars ($13,389,811) owed by the Company to Seagate Technology LLC and
(b) all amounts owed with respect to reimbursement of the Company's employees' salaries and benefits, facilities fees, insurance payments and the products and services listed in Section 3.31 of the Schedule of Exceptions ) as of the date hereof. As of the Closing Date, neither the Company nor any of its Subsidiaries will have any obligation with respect to any Indebtedness owed to Seller, Seagate or any Affiliate thereof (except for (a) the amount of thirteen million three-hundred eighty-nine thousand eight hundred eleven dollars ($13,389,811) owed by the Company to Seagate Technology LLC and (b) all amounts owed with respect to reimbursement of the Company's employees' salaries and benefits, facilities fees, insurance payments and the products and services listed in
Section 3.31 of the Schedule of Exceptions ). The Company is not in default in any material respect in the payment of any principal amount of, or interest on, any Indebtedness or of any of the other material covenants of the Company with respect to any such Indebtedness.

     3.22 Environmental Matters.

          (a) Environmental Compliance. The Company and its Subsidiaries (i) have obtained all applicable permits, licenses and other authorizations that are required under Environmental Laws for the conduct of its business as currently conducted ("Environmental Permits"), except as would not reasonably be expected to have a Material Adverse Effect, the; (ii) are in compliance with all terms and conditions of such required Environmental Permits, and also are in compliance with all other laws, rules, regulations, limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables applicable to the Company, the Subsidiaries, or their respective assets, or contained in any regulations, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved imposed upon the Company or any Subsidiary thereunder, except as would not reasonably be expected to have a Material Adverse Effect; (iii) have not received written notice of any event, condition, circumstance, activity, practice, incident, action or plan which constitutes a material violation of any Environmental Law at any Manufacturing Facility that is reasonably likely to materially interfere with the conduct of the business of the Company and its Subsidiaries, taken as a whole and as currently conducted, materially prevent continued compliance with Environmental Laws applicable to the conduct of the business of the Company and its Subsidiaries, taken as a whole and as currently conducted or that would reasonably be expected to give rise to any common law or statutory material liability for the Company or its Subsidiaries or otherwise form the basis of any material Environmental Claim against the Company, a Subsidiary, or any Person for which the Company or its Subsidiaries is legally liable, either contractually or by operation of law; (iv) except as would not reasonably be expected to have a Material Adverse Effect, have not disposed of, released, discharged or emitted any Hazardous Materials into the soil, air, surface water, building materials or groundwater at any properties owned or leased at any time by the Company or its Subsidiaries, or at any other property, or exposed any employee or other individual to any Hazardous Materials used, stored, generated disposed of, emitted or discharged by the Company or any of its Subsidiaries in such a manner as would reasonably be expected to result in any liability for the Company or its Subsidiaries, or result in any corrective or remedial action obligation for the Company or its Subsidiaries; and (v) except as would not reasonably be expected to have a Material Adverse Effect, have taken all actions necessary under Environmental Laws to register any products or materials required to be registered by the Company or its Subsidiaries (or any Person for whom the Company or its Subsidiaries has legal responsibility) thereunder. No Hazardous Materials disposed of, emitted or discharged by the Company or its Subsidiaries and, to the Knowledge of the Company, Seller, and/or Seagate, no other Hazardous Materials are present in, on, or under (or, to the Knowledge of the Company, Seller, and/or Seagate, in the vicinity of) any properties owned, leased or used at any time (including both land and improvements thereon) by the Company or any or its Subsidiaries, so as to reasonably be expected to give rise to any liability or corrective or remedial obligation of the Company or any Subsidiary under any Environmental Laws or any contract binding on the Company or any of its Subsidiaries, except for such liabilities and obligations which could not reasonably be expected to have a Material Adverse Effect. For purposes of this Section 3.22, "Environmental Claim" means any notice, claim, act, cause of action or investigation by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Materials (b) any violation, or alleged violation, of any Environmental Laws, (c) the exposure of any Person to a Hazardous Material or (d) the use, storage, disposal, discharge, transportation, emission, destruction, remediation or investigation of any Hazardous Material. "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety with respect to Hazardous Materials, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof or other substance which is or has been designated as a threat to health or the environment, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly, safely and legally maintained in accordance with Environmental Laws.

     (b) Hazardous Materials Activities. Except for non-compliances and exposures which could not reasonably be expected to have a Material Adverse Effect, the Hazardous Material Activities of the Company and it Subsidiaries (i) have been conducted in compliance with applicable Environmental Laws and (ii) have not resulted in the exposure of any Person to a Hazardous Material in a manner which has been or is reasonably expected to cause an adverse health effect to said Person. For the purpose of the foregoing, "Hazardous Materials Activity" is the transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

     (c) Effect of Transaction. To the Knowledge of the Company, Seller, and/or Seagate, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee or which could impose upon the Company or any Subsidiary the obligation to obtain any additional Environmental Permit, other than Environmental Permits, the absence of which could not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, Seller, and/or Seagate, there are no consents or clearances required by any Environmental Law or any agreement to which the Company or its Subsidiaries is bound as a condition to the performance and enforcement of this Agreement (including without limitation, all so-called "ECRA" environmental clearances).

     (d) Offsite Hazardous Material Disposal. No action, proceeding, liability or claim which could be reasonably expected to have a Material Adverse Effect exists or, to the best Knowledge of the Company Seller, and/or Seagate, is threatened, against the Company or its Subsidiaries with respect to any disposal sites, transporters, recyclers and handlers to which the Company's or its Subsidiaries' Hazardous Materials have been transferred or released ("Disposal Site") or against the Company, any of its Subsidiaries, or any Person for which the Company or its Subsidiaries is legally responsible with respect to any transfer or release of Hazardous Materials to a Disposal Site and, to the Knowledge of the Company, Seller, and/or Seagate, there is no valid basis for such a claim.

     (e) Environmental Permit to Transfer Lease. To the Knowledge of the Company, Seagate, and Seller, following inquiry, no governmental approval or permit is legally required for transfer of the Eden Prairie Manufacturing Lease.

     (f) Disclosure of Environmental Matters. The Company has delivered to Buyers or made available for inspection by Buyers and its agents and employees all records concerning the Environmental Activities of the Company and its Subsidiaries and all environmental audits and environmental assessments of any current or past Company or Subsidiary facility in the possession or under the control of the Company of its Subsidiaries.

     3.23 Insurance. Section 3.23 of the Schedule of Exceptions sets forth a complete and correct list and description of all insurance policies (other than workers' compensation insurance and health and welfare insurance policies) in force naming the Company or any Subsidiary as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary is obligated to pay all or part of the premiums (whether directly or through Seagate). There are no pending claims against such insurance by the Company or any Subsidiary as to which insurers have denied liability. Neither the Company nor any Subsidiary maintains any self-insurance programs. All premiums due and payable under all such policies have been paid and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). Seller, Seagate and the Company have no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     3.24 Contracts.

          (a) Section 3.24 of the Schedule of Exceptions sets forth a complete and correct list of each obligation, contract, agreement, commitment or arrangement, written or oral (collectively, "Contracts"), to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or their respective assets may be bound and which:

               (i) is reasonably likely to involve an aggregate amount of consideration of more than $100,000 following the Closing, excluding customer and sales contracts;

               (ii) was not made in the ordinary course of business, consistent with past practice, and is reasonably likely to involve an amount of more than $50,000 following the Closing;

               (iii) relates to or evidences Indebtedness or a security interest or mortgage in the property or assets of the Company or any Subsidiary and is reasonably like to involve an amount of more than $50,000 following the Closing;

               (iv) under which the Company or any Subsidiary assumes any Liability or obligations (including Indebtedness) of any other Person;

               (v) grants to any Person (other than employees of the Company or any Subsidiary, as the case may be) the authority to execute agreements or otherwise act on behalf of the Company or such Subsidiary;

               (vi) grants to any person the right to use any property or property right of the Company or any Subsidiary (excluding Intellectual Property Rights);

               (vii)  is with a Related Person;

               (viii) is with any Customer, other than agreements entered into in the ordinary course of business consistent with past practice; or

               (ix) limits or purports to limit the ability of the Company to engage in any line of business or with any Person or in any geographic area or during any period of time.

          (b) The Company has heretofore delivered to Buyers a complete and correct copy of each such Contract, including any amendment, modification or supplement thereto. Each such Contract:

               (i) is valid and binding on the Company and any Subsidiary, as applicable, and, to the Knowledge of the Company, the other parties thereto and is in full force and effect, enforceable against the Company and any Subsidiary, as applicable, and, to the Company's, Seller's or Seagate's Knowledge, the other parties thereto in accordance with its terms, except as limited by bankruptcy, insolvency and the right of creditors generally or by general principles of equity; and

               (ii) upon consummation of the transactions contemplated by this Agreement shall continue in full force and effect, enforceable against the Company and any Subsidiary, as applicable, and, to the Company's, Seller's and Seagate's Knowledge, the other parties thereto in accordance with its terms, without termination, penalty or other adverse consequence.

          (c) Neither the Company nor any Subsidiary is in breach of, or default under, any Contract listed in Section 3.24 of the Schedule of Exceptions, which breach or default would reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seagate, the Company and Seller, no other party to any Contract is in breach thereof or default thereunder, which breach or default would reasonably be expected to have a Material Adverse Effect. There is no Contract granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties, services or assets of the Company or any Subsidiary. None of Seagate, Seller or the Company has received any written notice or, to the Knowledge of the Company, any clear verbal notice that any Contract listed in
Section 3.24 of the Schedule of Exceptions will not be renewed, or will be terminated, by the other party thereto in the foreseeable future (including as a result of the consummation of the transactions contemplated hereby).

          (d) Except as set forth on Sections 3.24 and 3.13 of the Schedule of Exceptions, neither the Company nor any Subsidiary has any outstanding material Contract with any officer, employee, agent, consultant, advisor, salesman, manufacturer's representative, distributor, dealer, subcontractor, broker or any other Person that is not cancelable by the Company or such Subsidiary on notice of not longer than ninety (90) days and without material liability, penalty or premium of any kind, or any material Contract providing for the payment of any bonus or commission based on sales or earnings.

     3.25 Certain Payments. To the Knowledge of Seagate, the Company and Seller, since January 28, 2000, neither the Company nor any Subsidiary nor any shareholder, director, officer, agent or employee of the Company or any Subsidiary, or to the Knowledge of the Company and

Seller, any other Person, in each case acting for or on behalf of the Company, has directly or indirectly (a) made any illegal or material contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment for business secured; (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or any Subsidiary; or (iv) in violation of any applicable Law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any Subsidiary.

     3.26 Customers. Section 3.26 of the Schedule of Exceptions identifies the names and locations of each customer of the Company which represented more than $500,000 of the revenue of the Company during each of the Company's last two (2) fiscal years (the "Customers"). The Company has previously provided to Buyers' Agent a copy of every material written Contract between the Company and each Customer which is currently in effect and every material amendment, modification or supplement thereto (other than purchase orders and maintenance, service and similar contracts on substantially the same terms as the Company's standard form contracts previously furnished to the Buyers) (all of which are listed on
Section 3.26 of the Schedule of Exceptions). There are no material oral Contracts between the Company and any Customer (other than purchase orders and maintenance, service and similar contracts on substantially the same terms as the Company's standard form contracts previously furnished to the Buyers), and none of Seagate, Seller and the Company has received any written notice or, to the Knowledge of the Company, any clear verbal notice that any Customer has ceased, or, in the reasonably foreseeable future, will cease, to use the services of the Company, or has substantially reduced, or, in the reasonably foreseeable future, will substantially reduce, the use of such services at any time (including as a result of the consummation of the transactions contemplated hereby).

     3.27 [Reserved]

     3.28 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), judgment, injunction, order or decree to which the Company or any Subsidiary is a party or otherwise binding upon the Company or any Subsidiary which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of the Company or any Subsidiary, any acquisition of property (tangible or intangible) by the Company or any Subsidiary or the conduct of the business by the Company or any Subsidiary. Without limiting the foregoing, neither the Company nor any Subsidiary has entered into any agreement under which the Company or any Subsidiary is restricted from selling, licensing or otherwise distributing any of its products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     3.29 Product Warranties; Defects; Liabilities. Neither the Company nor any Subsidiary has any liability or obligation (and to Seller's, Seagate's and the Company's Knowledge, there is no current reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Subsidiary giving rise to any liability or obligation) for replacement or repair thereof or other damages in connection therewith except liabilities or obligations incurred in the ordinary course of business consistent with past practice which do not have, and could not reasonably be expected to have, a Material Adverse Effect. No Company Product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law. Section 3.29 of the Schedule of Exceptions includes a copy of the standard terms and conditions of sale, license or lease for each Company Product and copies of the Company's standard forms of merchant agreements, portal agreements and professional services agreements.

     3.30 Indemnification Obligations. Seagate, Seller and the Company have no Knowledge of any action or proceeding pending or threatened against any officer or director of the Company which would reasonably be expected to give rise to any indemnification obligation of the Company to its officers and directors under its articles of incorporation, by-laws or any agreement between the Company and any of its officers or directors.

     3.31 Affiliated Transactions.

          (a) Neither Seller, Seagate nor any of their Affiliates has been involved in any business arrangement with the Company and its Subsidiaries, which is material to the Company and its Subsidiaries, taken as a whole, since June 30, 2001 and which is not set forth on the budget previously furnished to Buyers. Section 3.31 of the Schedule of Exceptions lists every kind of products and services provided by Seller, Seagate and their Affiliates to the Company and its Subsidiaries during such period and the aggregate quarterly amounts charged to the Company for such products and services.

          (b) Since September 27, 2002 and prior to the date hereof, neither the Company nor any of its Subsidiaries has incurred any material financial obligation to Seagate, Seller or any Affiliate thereof, except for charges for products and services of the type described in Section 3.31 of the Schedule of Exceptions.

     3.33 Disclosures. None of this Agreement (including the Schedule of Exceptions) or any certificate furnished by Seagate, Seller or the Company to Buyers in connection herewith contains, or will contain as of the Closing Date, any untrue statement of a material fact with respect to the Company or, to the Company's Knowledge, omit to state a material fact with respect to the Company necessary in order to make the statements contained herein and therein not misleading.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYERS

     Each Buyer, severally and not jointly, hereby makes the following representations and warranties to Seller as to such Buyer:

     4.1 Organization and Authority; Due Authorization and Execution. Such Buyer is a limited partnership duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of Delaware. Such Buyer has all necessary corporate power and authority to enter into this Agreement and the Transaction Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by such Buyer of this Agreement and the Transaction Documents, the performance by such Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of such Buyer. No other corporate proceedings on the part of such Buyer are necessary to authorize the execution and delivery by such Buyer of this Agreement and the Transaction Documents or the performance by such Buyer of its obligations hereunder or thereunder. This Agreement is, and each of the Transaction Documents has been, or at the Closing will be, duly and validly executed and delivered by such Buyer. This Agreement constitutes, and each of the Transaction Documents when executed will constitute, the valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and the right of creditors generally or by general principles of equity.

     4.2 Consents, Approvals, Etc. No material consents, approvals, authorizations, filings with, or notices to, any Governmental Authority, or any third Person on the part of any Buyer is required to be made or obtained in connection with the execution and delivery by such Buyer of this Agreement or any of the Transaction Documents, the performance by such Buyer of its obligations hereunder or thereunder or the consummation by such Buyer of the transactions contemplated hereby or thereby.

     4.3 No Conflicts. Neither the execution, delivery and performance by such Buyer of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby will, with or without the giving of notice or the lapse of time or both: (i) violate any provision of the operating agreement of such Buyer as in effect as of the date hereof; (ii) violate or constitute an occurrence of a material default under the provisions of any contract to which such Buyer is a party or is subject; (iii) result in the creation or imposition of any Lien upon any asset of such Buyer; or (iv) violate any provision of a Law to which such Buyer is subject.

     4.4 No Litigation. There is no action, suit, investigation or proceeding pending or, to the Knowledge of any Buyer, threatened against or affecting such Buyer before any Governmental Authority which in any manner challenges, or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement and the Transaction Documents.

     4.5 No Registration. Each Buyer understands that the Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each Buyer's representations as expressed herein or otherwise made pursuant hereto.

     4.6 Investment Intent. Each Buyer is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.

     4.7 Investment Experience. Each Buyer has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

         4.8 Accredited Investor; Principal Place of Business Each Buyer is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission. Each Buyer has as its principal place of business the address set forth in Section 11.2 hereof.

         4.9 Restriction on Resales Each Buyer acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Company has no present intention of registering the Shares. Each Buyer further understands that there is no assurance that any exemption from registration under the Securities Act will be available or, if available, that such exemption will allow Investor to dispose of or otherwise transfer any or all of the Shares, in the amounts or at the times each Buyer might propose.

         4.10 Rule 144 Each Buyer is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations. Each Buyer understands that the current public information referred to above is not now available and the Company has no present plans to make such information available. Each Buyer acknowledges and understands that the Company may not be satisfying the current public information requirement of Rule 144 at the time each Buyer wishes to sell the Shares, and that, in such event, each Buyer may be precluded from selling such securities under Rule 144, even if the other requirements of Rule 144 have been satisfied. Each Buyer acknowledges that, in the event all of the requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Shares. Each Buyer understands that, although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

     4.11 No Public Market Each Buyer understands and acknowledges that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company's securities.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

     5.1 Operation of the Business Pending Closing. From the date hereof to the Closing Date, except as otherwise contemplated or permitted by this Agreement, and except as set forth on Schedule 5.1 or as provided for in the budget previously provided to Buyers, Seagate and Seller shall cause the Company and each Subsidiary to conduct its business in substantially the same manner in which it is presently conducted and, unless consented to by Buyer (which consent shall not be unreasonably withheld or delayed), shall cause the Company and each Subsidiary to:

         (a) operate its business substantially in the ordinary course, and to the extent consistent with such operation, use its commercially reasonable efforts to: (i) preserve its business organization intact; and (ii) preserve its present relationships with suppliers, lessors and Customers in accordance with past practice.

         (b) not make any payments or enter into any commitment or transaction
(i) in excess of $25,000 in any individual case or $100,000 in the aggregate and
(ii) which was not reflected on the budget provided to Buyers by Seller, Seagate and the Company.

         (c) not make any capital expenditures (i) in excess of $25,000 in any individual case or $100,000 in the aggregate and (ii) which was not reflected on the budget provided to Buyers by Seller, Seagate and the Company.

         (d) maintain its books, accounts and records in the usual and ordinary manner.

         (e) keep in effect casualty, public liability, workers' compensation and other insurance policies in coverage amounts not less than those in effect on the date of this Agreement.

         (f) maintain all physical properties and assets in good repair and operating condition, reasonable wear and tear excepted, in each case, consistent with past practice.

         (g) not sell, transfer or otherwise dispose of any of its assets, or enter into an agreement to do the same, other than in the ordinary course of business consistent with past practice.

         (h) not: (i) issue, sell, pledge, dispose of or encumber any additional shares of its capital stock or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock; (ii) amend its articles of incorporation as in effect as of the date hereof, except as may be specifically provided for in this Agreement or in any of the Transaction Documents; (iii) declare, set aside or pay any dividends or distributions of any kind to its shareholders or make any direct or indirect redemption, retirement, purchase or other acquisition of any equity interests; (iv) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for outstanding shares of its capital stock; (v) acquire any Person or acquire any assets of any Person, other than inventory and equipment in the ordinary course of business consistent with past practice; (vi) be a party to any merger or consolidation or enter into an agreement to do the same; (vii) create or permit to be created any Lien on any of its assets, other than Permitted Liens; (viii) except with respect to Indebtedness for trade payables incurred in the ordinary course of business, incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person or make any Loan to Seagate or a Related Person (other than advances for expenses incurred on behalf of the

Company); (ix)cancel any Indebtedness; (x) except in the ordinary course of business, amend in any material manner or terminate any Contract to which the Company or any Subsidiary is a party; (xi) amend in any manner or terminate any Plan other than as contemplated by the Transitional Services Agreement, which shall include, but not be limited to, amendments to the Seagate 401(k) Plan, the Seagate Welfare Plan and the Seagate Group Short Term Disability Plan to permit participation by the Company, its Subsidiaries, their current and former employees and their covered dependents and beneficiaries (as applicable); (xii) enter into or amend any material Contract or other arrangement other than in the ordinary course of business; (xiii) enter into or amend any employment or severance agreement with any employee, except for merit increases in the ordinary course of business consistent with past practice; (xiv) make (or commit to make) any increase in the compensation payable to any officer or director or prepay any loans from the Company or any Subsidiary to such person; (xv) except as required by Law or resulting from a change in GAAP, change any method of accounting or any accounting practice or policy; (xvi) take any action which would reasonably be expected to cause any of the representations and warranties made by the Company, Seagate and/or Seller in this Agreement not to be true and correct in all material respects on and as of the Closing Date such that the condition to Closing set forth in Section 6.1(a) would not be satisfied; (xvii) pay any Intercompany Indebtedness to Seagate or any of its Affiliates or make any other payments to Seagate or any of its Affiliates except for payments in respect of services and products of the type described in Section 3.31(c) of the Schedule of Exceptions in the ordinary course of business; or (xviii) agree to any of the foregoing.

         (i) not transfer or license to any Person or otherwise extend, amend or modify any rights to the Intellectual Property Rights (other than pursuant to licenses granted to customers of the Company in the ordinary course of business, provided that no such license shall (x) contain any right of first refusal to the license, or (y) involve the transfer of any product to any Person in violation of applicable United States export laws and regulations.

     5.2 Seagate Services. Between the date hereof and the Closing Date, Seagate, Seller and their respective Affiliates shall continue to provide services to the Company in substantially the same manner and on substantially the same financial basis as such services have been historically provided.

     5.3 Board of Directors. The parties shall take all necessary actions such that, immediately following the Closing, the Board of Directors of the Company shall consist of five (5) directors, one (1) of whom will be designated by the Seller, one (1) of whom will be the current chief executive officer of the Company and three (3) of whom will be designated by Buyer.

     5.4 Covenant of Parties' Efforts and Good Faith. Each party to this Agreement will use its commercially reasonable efforts and act in good faith to cause to be satisfied as promptly as practicable after the date hereof all conditions to Closing and to cause the transactions contemplated by this Agreement to be consummated prior to November 15, 2002; provided, however, that nothing in this Section 5.4 shall be interpreted to require a party to take any actions not specifically required by Section 5.6 below to obtain HSR Act approval. Without limiting the generality of the foregoing, each party shall make all filings with and give all notices to third Persons and Governmental Authorities that may be necessary in order to consummate the transactions contemplated by this Agreement and shall use its commercially reasonable efforts to obtain all consents and approvals of third Persons and Governmental Authorities necessary in order to consummate the transactions contemplated by this Agreement.

     5.5 Eden Prairie Lease Guaranty. Seagate hereby covenants that it shall take no action to revoke, amend or terminate that certain Guaranty of Performance of Lease by and between Seagate and CSM Equities II, L.L.C. dated as of May 2000, through the end of the term thereof (it being understood and agreed that nothing in this Section 5.5 shall prohibit Seagate from negotiating with such landlord to release such performance or terminate or amend the terms of such agreement and, if it is agreed with such landlord, to terminate or amend such agreement).

     5.6 Hart-Scott-Rodino Act. In accordance with the notifications filed by each of Seller and Buyers with each of the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") on October 3, 2002 pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), each of Seller and Buyers shall respond as promptly as practicable to any inquiries received from the FTC, DOJ or from any State Attorney General or other Governmental Authority (foreign or domestic) for additional information or documentation in connection with antitrust matters. Nothing in either this Section 5.6 or elsewhere in this Agreement, however, shall be interpreted to require any party hereto to take any action if requested or required by the FTC, DOJ or any State Attorney General in connection with HSR Act compliance which such party reasonably believes would have a Material Adverse Effect on such party.

     5.7 Full Access. Seller and the Company will permit Buyers and representatives and agents of Buyers to have reasonable access at all reasonable times upon prior notice, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Company, each Subsidiary and their respective businesses and assets.

     5.8 Further Assurances. Each of the parties shall execute such documents and other instruments and take such further actions as may reasonably be required to carry out the provisions hereof and the transactions contemplated hereby.

     5.9 Certain Tax Matters. The following provisions shall govern the allocation of responsibility as between the Company and Seller for certain tax matters following the Closing Date (provided that the following indemnification provisions shall only survive the Closing for a period of twelve (12) months insofar as they concern Tax Liabilities of the Company and its Subsidiaries of the type described in Section 5.9(a)(i) (but not those obligations described in Section 5.9(a)(ii) or (iii))):

         (a) Seller shall indemnify the Company, its Subsidiaries and Buyers and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Tax periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Tax period that includes (but does not end on) the Closing Date (the "Pre-Closing Tax Period"),
(ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member (other than the Company and its Subsidiaries) on or prior to the Closing Date, including pursuant to Treasury Regulation ss.1.1502-6 or any analogous or similar state, local or foreign law or regulation, and (iii) any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii) and (iii) above, Seller shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the September Balance Sheet (rather than in any notes thereto) (but only to the extent taken into account in determining the Final Working Capital Amount), as such reserve may be adjusted for operations and transactions in the ordinary course through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing Tax Returns. Seller shall reimburse the Company for any Taxes of the Company or its Subsidiary which are the responsibility of Seller pursuant to this Section 5.9(a) within fifteen (15) Business Days after payment of such Taxes by or on behalf of the Company or its Subsidiaries.

         (b) In the case of any Tax period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or any other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

         (c) Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all taxable periods ending on or before June 28, 2002. Seller shall permit the Company to review and comment on each such Tax Return described in the preceding sentence prior to filing, and shall prepare all such Tax Returns in accordance with the Company's pre-Closing practices and procedures (provided the same do not cause a violation of Law). The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all taxable periods ending after June 28, 2002 and on or before June 27, 2003. The Company shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing, and shall prepare all such Tax Returns in accordance with the Company's pre-Closing practices and procedures (provided the same do not cause a violation of Law). Each party having the right to review and comment on a Tax Return shall be entitled to receive such Tax Return at least thirty (30) days prior to its due date, including extensions. The Company shall provide Seller and Seller shall provide the Company with all information required for Seller and the Company to file the Tax Returns it is obligated to file pursuant to this Section 5.9(c) (anticipated to be four state unitary returns, the tax apportionment factors and taxable income through the Closing Date). The Company shall not make any Tax elections which would give rise to any liability of Seller pursuant to Section 3.11 or 5.9 hereof without Seller's prior written consent.

         (d) Buyers, the Company and its Subsidiaries, and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyers or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries or Seller, as the case may be, shall allow the other party to take possession of such books and records. Seller shall have full control and shall pay the expenses of any audit, litigation or other proceeding related to Taxes for which it is liable hereunder.

         (e) The Company and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby), provided such mitigation, reduction or elimination does not cause an increase in Tax of any other Person or a reduction in Tax benefits of any other Person.

         (f) The Company and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code ss.6043 and all Treasury Regulations promulgated thereunder.

         (g) All Tax sharing agreements or similar agreements with respect to or involving the Company and any of its Subsidiaries shall be terminated with respect to the Company and any of its Subsidiaries, as of the Closing Date and, after the Closing Date, neither the Company nor any of its Subsidiaries, on the one hand, nor Seller and its subsidiaries and Affiliates, on the other, shall be bound thereby or have any liability thereunder. Notwithstanding any other provision contained in this Agreement, Seller agrees that from and after the Closing Date none of Seller, Seagate or their Affiliates shall utilize, attempt to utilize or attempt to benefit in any way from any Tax Losses incurred post-closing by the Company or its Subsidiaries. In the event that Seller, Seagate, or any of their Affiliates are required to utilize post-closing Tax Losses of the Company or any of its Subsidiaries by operation of Law, and actually reduce Taxes paid as a result of such ulitilization, Seller shall pay to the Company five (5) days after the filing of the Company's or any of its Subsidiaries' applicable Tax Returns for any taxable year in which the Company or any of its Subsidiaries would have been otherwise able to use all or any part of such Tax Losses, an amount equal to the actual Tax benefit the Company or its Subsidiaries could have otherwise realized in such year from such Tax Losses which Seller, Seagate or any of its Affiliates used to actually reduce their taxes. "Tax Losses" shall mean Tax losses as defined by applicable federal, state or local law(s) and the regulations thereunder and any credits against federal, state or local income or franchise tax liability.

         (h) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall be shared equally by Seller and the Company.

     5.10 Notice of Developments.

         (a) Prior to Closing, the Company, Seagate and Seller will give prompt written notice to Buyers upon becoming aware of any material adverse development
(i) causing a material breach of any of their respective representations and warranties in Articles II and III, or (ii) that would or could reasonably be expected to prevent such representations and warranties from being true and correct in all material respects (or, if the representation or warranty is already qualified by materiality, true and correct in all respects) at the Closing. The disclosure of such information before Closing shall, upon the consummation of the Closing (and only upon the consummation of the Closing), automatically be deemed to modify the Schedule of Exceptions; provided, however, that nothing in this Section 5.10(a) will in any way modify or impair the right of any Buyer to elect not to close the transactions contemplated hereby if the conditions to Closing set forth in Section 6.1 are not satisfied without giving effect to any such modification at the Closing.

         (b) If, subsequent to the date hereof and prior to the Closing, any Buyer shall discover facts which cause or could reasonably be expected to cause such Buyer to believe that any representation or warranty made by any of Seagate, Seller or the Company in this Agreement, or any information contained in the Schedule of Exceptions is or is reasonably likely to be untrue in any material respect, then Buyers' Agent shall promptly disclose such information to the Seller, in writing, with specific reference to the section of this Agreement concerned. The disclosure of such information by a Buyer before Closing shall, upon the consummation of the Closing (and only upon the consummation of the Closing), automatically be deemed to modify the representations and warranties of Seller, Seagate and/or the Company specifically referred to in such notice; provided, however, that nothing in this Section 5.10(b) will in any way modify or impair the right of the Buyers to elect not to close the transactions contemplated hereby if the conditions to Closing set forth in Section 6.1 are not satisfied when made and at and as of the Closing without giving effect to any such modification.

     5.11 No Shop. From the date of this Agreement until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to
Article VIII hereof, none of Seagate, the Company or Seller shall (i) directly or indirectly through any other party encourage or engage in any negotiations with or provide any information to any other person, firm or corporation, or enter into any agreement or understanding, with respect to an acquisition transaction involving the Company or its business or (ii) directly or indirectly through any other party solicit, initiate or encourage any proposal relating to, or enter into any agreement or understanding with respect to, the acquisition of, or other major transaction involving, its business, or (iii) dispose of any material assets other than in the ordinary course of business. Each of the Company, Seagate and Seller shall promptly provide oral and written notice to Buyers' Agent of (a) the receipt of any proposal relating to a transaction of the type described in clauses (i), (ii) and (iii) of the preceding sentence and (b) the material terms and conditions of such proposal.

    5.12 Insurance. Seller and Seagate hereby covenant and agree, between the date hereof and the Closing Date, to assist and cooperate with Buyers and the Company, at no charge to any Buyer or to the Company (other than, with respect to the Company, premiums on and other costs related to the maintenance of such policies), in the Company obtaining insurance policies to take effect on the Closing Date to replace the insurance currently provided to the Company by Seller and its Affiliates. On the Closing Date all insurance coverages that Seller and its Affiliates currently provide to the Company, except for the coverages set forth on Schedule 5.12 or as described in the Transitional Services Agreement, shall be terminated going forward. Except with respect to premises liability and facilities insurances and as described in the Transitional Services Agreement, Seller and Seagate shall, however, continue to provide insurance to the Company at no charge as if the Company remained a Subsidiary of Seller (i) with respect to "claims made" policies for all claims made prior to the Closing Date and (ii) with respect to "occurrence" policies, with respect to occurrences that occurred prior to the Closing Date, in either case whether known or unknown on the Closing Date.

    5.13 Attorney-Client Privilege. Seagate and Seller hereby covenant and agree, except as contemplated by this Agreement, that they shall not Knowingly take any action to cause any information regarding the Company, its operations, its assets or any of its employees, officers or directors which Seagate, Seller or any counsel to Seagate or Seller had knowledge of prior to the Closing Date or obtains knowledge of subsequent to the Closing Date and which was or is communicated to Seagate, Seller or counsel to Seagate or Seller subject to attorney-client privilege not to remain subject to such attorney-client privilege in all respects, and that attorney-client privilege is not being waived in connection with the transactions being contemplated in this Agreement and in the Transaction Documents. These attorney-client provisions are in addition to, and not in lieu of, any other confidentiality provisions contained in this Agreement or in any of the Transaction Documents.

    5.14 Non-Solicitation.

         (a) For a period of one (1) year commencing on the Closing Date, Seller will not, nor permit any of Seller's Affiliates to, solicit for purposes of employment any person who is an officer or employee of the Company or any of the Company's Subsidiaries on the Closing Date; provided, however, that this Section 5.14(a) shall not apply to Seller's ability to solicit or hire the individuals listed on Schedule 5.14(a)(i) (subject to the proviso in the following sentence). Furthermore, for a period of one (1) year commencing on the Closing Date, Seller will not, nor permit any of Seller's Affiliates to, hire any of the individuals listed on Schedule 5.14(a)(ii) whose employment by the Company has not first been terminated by the Company; provided, however, that the Seller or any of Seller's Affiliates shall be permitted to solicit and hire David Aune as required by the terms of the agreement with such individual as set forth on
Schedule 5.14(a)(ii).

         (b) For a period of one (1) year commencing on the Closing Date, the Company will not, nor permit any of the Company's Affiliates to, solicit for purposes of employment any person who is an officer or employee of Seller or any of Seller's Affiliates (other than the Company and its Subsidiaries) on the Closing Date.

          (c) For purposes of this Section 5.14, the general solicitation of employees through mass media activities, help wanted advertisements and similar actions not directed at a specific individual or group of individuals shall not be considered to be a prohibited solicitation.

     5.15 Non-Competition; Royalties.

          (a) Non-Compete. For a period of two (2) years commencing on the Closing Date (the "Non-Compete Period"), Seagate will not, nor permit any of Seagate's Affiliates to, sell storage systems which directly compete with the Company's storage systems as identified on Schedule 5.15 hereto (the "Competing Products") to end-users, distributors, or though any other channel. Notwithstanding the foregoing, nothing in this Agreement or any of the Transaction Documents restricts or shall have the effect of restricting (A) Seagate's or Seagate's Affiliates' ability to sell: (i) hard disc drive storage system devices through any channel to any customer of Seagate or any Seagate Affiliate ("HDD Devices"); or (ii) HDD storage device-based building blocks ("HDD Building Blocks"), to any original equipment manufacturers or system integrators for integration into their storage systems or subsystems ("Channel of Distribution") (HDD Devices and HDD Building Blocks are collectively "HDD Excluded Products") or (B) any Person that is an Affiliate of New SAC (Cayman Islands) by virtue of their relationship as a director of New SAC or ownership of equity securities in New SAC (Cayman Islands) from engaging in any line of business.

          (b) Royalty. If Seagate or any of Seagate's Affiliates sells directly
1) an HDD Building Block through Channel of Distribution during the Non-Compete Period, or 2) any product other than HDD Devices between the end of the Non-Compete Period and the fourth anniversary of the Closing Date ("Compensated Compete Period") through any channel that (i) is a Competing Product, and (ii) such product, as sold by Seagate or Seagate's Affiliates would infringe an issued Company patent but for the licenses granted to Seagate as set out in the Patent License Agreement (each a "Royalty Bearing Product"), Seagate shall pay to the Company a royalty payment of the lesser of: (i) two percent (2%) of the Fairly Attributable Value of the Royalty Bearing Product; or (ii) five percent (5%) of the Base Cost of the Royalty Bearing Product (the "Royalty Payment"). In any event, sales by Seagate or any of Seagate's Affiliates of any HDD Device or any product which is not a Competing Product, regardless of the channel through which such product is sold will not be subject to the Royalty Payment. Further, no royalty payment will be due to the Company, for any product sold by Seagate or any of Seagate's Affiliates after the end of the Compensated Compete Period. Notwithstanding anything to the contrary, Seagate or its Affiliates shall not be required to make any royalty payments on HDD Building Blocks (other than a Royalty Bearing Product) that are sold to third parties, and such third party's use or combination of the HDD Building Block infringes any Company Intellectual Property Rights. All Royalty Payments due under this Section 5.15(b) shall be due and payable on a quarterly basis not later than forty-five (45) days subsequent to the end of the quarter in which Seagate received revenue requiring such Royalty Payment.

          (c) "Fairly Attributable Value" shall be that portion of the net amount received by Seagate for the Royalty Bearing Product that is fairly attributable to the components of the

Royalty Bearing Product covered by the relevant issued Company patent or patents; provided however that in no event shall the amount received by Seagate with respect to, or otherwise attributable to, any HDD Devices included in such Royalty Bearing Product be included in such calculation of such portion.

          (d) "Base Cost" shall be the cost to Seagate of the Royalty Bearing Product less the cost to Seagate of the HDD Devices included in such Royalty Bearing Product.

          (e) Audit. At reasonable times during the Royalty Period and for twelve (12) months thereafter, a third party representative of the Company reasonably acceptable to Seagate, upon reasonable notice and during Seagate's normal business hours, shall have the right to conduct an audit of the relevant portions of Seagate's books of account to verify compliance with Seagate's royalty obligations in this Section 5.15. Seagate immediately shall pay any overdue payments, with interest thereon at the rate of 1.5% per month (or the maximum permitted by applicable law, if less) from the due date until paid. Except as set forth below, such audit(s) may be conducted no more than once in any year. The Company shall bear the costs of the audit; provided, however, that if the audit reveals overdue payments in excess of $10,000.00 or three percent (3%), which ever is larger, of the total amount payable for any calendar month, Seagate shall pay the costs of such audit and for each such audit the Company shall have the right to conduct one additional audit.

     5.16 Return of Information.

          (a) Without in any way limiting the restrictions and obligations contained in or the rights of the parties to pursue remedies with respect to the breach of Sections 5.15 and 5.16 or Article IX below, (i) the Company and its Affiliates hereby covenant to bring no lawsuit, action or claim against Seagate or any of its Affiliates alleging use of any of Company's Confidential Information in Seagate's possession prior to the Closing Date and (ii) Seagate and its Affiliates hereby covenant to bring no lawsuit, action or claim against the Company or any of its Affiliates alleging use of any of Seagate's Confidential Information in Company's possession prior to the Closing Date.

          (b) The Company hereby covenants and agrees to conduct a good faith and reasonable review, within ninety (90) days following the Closing Date, of any and all technical documents and/or software in either electronic or hard copy form created exclusively by Seagate and containing Seagate's Confidential Information (the "Seagate Documents") and to return the Seagate Documents in the Company's possession to Seagate as soon as practicable following such review, except for any information which is retained solely in the unaided memory of any of the Company's employees or technical personnel who have had access to such Confidential Information. If, prior to the second (2nd) anniversary of the Closing Date, the Company discovers that it possesses information that clearly is Seagate's Confidential Information, the Company agrees to delete or destroy the portions containing such Seagate Confidential Information. There shall be no restriction on the Company's use of Residual Information (as hereinafter defined).

          (c) Seagate hereby covenants and agrees to conduct a good faith and reasonable review, within ninety (90) days following the Closing Date, of any and all technical documents and/or software in either electronic or hard copy form created exclusively by the Company and containing the Company's Confidential Information ("Company Documents") and to return any Company Documents in Seagate's possession to the Company as soon as practicable following such event, except for any information which is retained solely in the unaided memory of any of Seagate's employees or technical personnel who have had access to such Confidential Information ("Residual Information"). There shall be no restrictions on Seagate's use of Residual Information. Notwithstanding anything to the contrary set forth in this
Section 5.16(c), for the purposes of such covenant Seagate's review shall be limited to Seagate's employees and technical personnel who are personally involved in the design of storage controllers or subsystems manufactured by the Company, which employees and technical personnel are identified on Schedule 5.16(c). Seagate will cause all of its employees and technical personnel who have had access to the Company's source code translation project to review and return, delete or destroy all of the Company's Confidential Information related to such source code translation project in the possession of such employees and technical personnel as soon as practicable. If, prior to the second (2nd) anniversary of the Closing Date, Seagate discovers that it possesses information that clearly is Company Confidential Information, Seagate agrees to delete or destroy the portions containing such Company Confidential Information.

          (d) Each of Seagate and the Company hereby agrees to protect (and to cause its Affiliates to protect) the Confidential Information of the other party in the same manner as that party protects its own Confidential Information.

          (e) For purposes of this Section 5.16 only, "Confidential Information" means tangible or intangible technical materials, but does not include Intellectual Property Rights derived from or related to such Confidential Information. The Cross License Agreement governs the terms of any use of the other party's Intellectual Property Rights. The term "Confidential Information" specifically excludes information if (i) it is available to the public at the time of disclosure to the receiving party, or thereafter becomes available to the public through no fault of the receiving party, but in such event only as of such later date or (ii) it is independently made available to the receiving party by a third party without restrictions on disclosure.

     5.17 Employee Benefit Matters.

          (a) Except as otherwise provided in the Transitional Services Agreement, Seller and Seagate shall be responsible for (i) all claims for workers compensation and welfare benefits (as described in Section 3(1) of ERISA) (whether or not covered by ERISA) ("Welfare Benefits") that are incurred prior to the Closing Date by the Company's employees and their beneficiaries,
(ii) all claims for those Welfare Benefits provided under the Transitional Services Agreement that are incurred by the Company's employees and their covered dependents on or prior to the date on which the transition services provided by Seagate for the applicable Welfare Benefit terminate pursuant to the Transitional Services Agreement (the "Transition Services Ending Date"), and
(iii) claims relating to the continuation of health coverage required pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA attributable to claims incurred on or prior to the Transition Services Ending Date with respect to any current or former Company employee and his or her covered beneficiaries and dependents. The Company shall be solely responsible for (i) all claims for workers compensation that are incurred after the Closing Date by the Company's employees and their covered beneficiaries and dependents,
(ii) all claims
for those Welfare Benefits provided under the Transitional Services Agreement that are incurred after the Transition Services Ending Date by the Company's employees and their beneficiaries, and (iii) claims relating to the continuation of health coverage required pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA attributable to claims incurred after the Transition Services Ending Date with respect to any current or former Company employee and his or her covered dependents. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided and not when the condition arose.

         (b) As soon as administratively practicable following the Transition Services Ending Date, the Company, Seller and Seagate shall effectuate the plan-to-plan transfer of accounts maintained on behalf of Company employees and their dependents and beneficiaries from the Seagate 401(k) Plan to the 401(k) plan established and maintained by the Company. Each such transfer shall comply with Section 414(1) of the Code and the requirements of ERISA and the regulations promulgated thereunder. The transfer of accounts to the Company 401(k) plan shall include in kind transfers of outstanding participant loans. The parties shall make their reasonable best efforts to take any and all actions necessary or appropriate to accomplish the plan-to-plan transfer.

         (c) Seagate and the Company agree to furnish each other with such information concerning the Company's employees and the Plans, and to take all such other reasonable action, as is necessary and appropriate to effect the transactions contemplated by this Section 5.17, to the extent permitted under applicable law.

         (d) Each employee of the Company shall be immediately eligible to participate, without any waiting time, in any and all benefit plans sponsored by the Company for the benefit of its employees (the "New Plans") to the same extent coverage under such New Plan replaces coverage under a comparable Plan in which such employee participated immediately before the Closing Date or Transition Services Ending Date (as applicable).

   5.18  Seagate Affiliated Company.

         (a) From and after the Closing and for a period of two (2) years thereafter ("Phase Out Period"), the Company shall be entitled to hold itself as a "Seagate affiliated company." The Company will at all times identify Seagate Technology LLC or its successor as appropriate ("TM Owner") as the owner of the trademark "Seagate" and agrees not to take any action or inaction to affect the ownership and associated goodwill. Any and all goodwill associated with the Company's authorized use permitted hereunder shall inure to the benefit of the TM Owner and the Company will assist the TM Owner and execute all necessary documents reasonably requested by TM Owner to protect and perfect the rights of the TM Owner. If during the Phase Out Period no Specified Affiliation exists, the Company will immediately cease holding itself as a "Seagate affiliated company." For purposes of this Section 5.18(a), "Specified Affiliation" means that (i) the TM Owner, an Affiliate of the TM Owner or Permitted Transferee of shares of the Company pursuant to the Stockholders Agreement (collectively the "AOTs" and each individually as "AOT") retains the right to appoint a member to the board of directors of the Company pursuant to the terms of the Stockholders Agreement and (ii) the AOTs collectively own at least 5% of the shares of Common Stock of the Company (as calculated on a fully-diluted basis). In addition, at Seagate's option, the Company will enter into a mutually acceptable use agreement further governing the permitted use.

          (b) Company and Buyers shall jointly and severally, indemnify, defend and hold harmless Seagate, Sellers, AOT and TM Owner and their respective affiliates and assigns (the "TM Indemnified Parties") from and against any and all claims, losses, liabilities, damages, judgments, costs or expenses incurred by any of them (including reasonable attorneys' fees and expenses, whether arising in disputes between parties or with third parties and costs of investigation) suffered, sustained, incurred or required to be paid by any of the TM Indemnified Parties, based upon, arising out of or otherwise with respect to, Company's use of the designation "Seagate affiliated company."

          (c) Subsequent to the Closing and for so long as the Company may hold itself out as a "Seagate affiliated company" pursuant to Section 5.18(a) above, Seagate will, upon the Company's request, use its commercially reasonable efforts to allow the Company to participate in applicable volume pricing purchasing and sourcing programs of Seagate and its Affiliates to the same extent as if the Company was still an Affiliate of Seagate.


     5.19 New Charter and Recapitalization; Good Standing. Each party hereto agrees to cooperate with the Company in order to cause the New Charter to be filed and the Recapitalization to occur promptly upon the occurrence of the Closing. Said cooperation shall include, without limitation, executing and delivering appropriate written consents of shareholders to the foregoing. Prior to the Closing, the Buyers shall have been furnished with a certificate as to XIOtech (Canada) Ltd.'s good standing in New Brunswick, Canada.

     5.20 Cash. Seagate and Seller shall have caused the Company to have not less than seven million three hundred forty-six thousand seven hundred twenty-four dollars ($7,346,724) of cash on hand ("Minimum Cash Amount") as of the close of business on September 27, 2002.

     5.21 Restructuring. Notwithstanding any other provision contained herein to the contrary, Seller shall be permitted to transfer the Shares to New SAC or any Affiliate of Seller, upon which the parties shall amend this Agreement to add New SAC or such Affiliate and delete Seller as parties hereto such that, thereafter, the term "Seller" shall refer in all instances to New SAC or such Affiliate rather than Seller ("Restructuring"). Furthermore, additional appropriate amendments to this Agreement and the Schedules and Exhibits attached hereto shall be made to reflect the addition of New SAC or such Affiliate and deletion of Seller as parties hereto, including, without limitation, appropriate amendments to the Schedule of Exceptions and the Seller Legal Opinion.

     5.22 New Era Lease. Seller and Seagate shall use commercially reasonably efforts to obtain as soon as practicable the consent of New Era Development Two, LLC, as landlord (the "Rochester Landlord") under that certain Lease Agreement (the "Rochester Lease") dated as of March 31, 2000, by and between Seller and the Rochester Landlord, with respect to either (i) the assignment of the Rochester Lease to the Company or (ii) the sublease by Seller to the Company of that portion of the premises covered by the Rochester Lease that is currently occupied by the

Company (in which case Seller shall lease such premises to the Company on substantially the same terms as Seller currently leases such premises from the Rochester Landlord). In the event that Seller and Seagate fail to obtain either of such consents prior to the Closing and thereafter the Company is required to relocate its operations due to such failure, Seller and Seagate shall bear the reasonable costs of moving the Company's operations currently located at the Rochester premises to other substantially comparable premises.


                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     6.1 Conditions Precedent to Buyers' Obligations. The obligations of Buyers under this Agreement to consummate the transactions contemplated hereby at the Closing are subject to the fulfillment, at or prior to Closing, of each of the following conditions, any of which may be waived by Buyers' Agent:

         (a) The representations and warranties of the Company, Seller and Seagate set forth in Articles II and III of this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for (i) changes contemplated by this Agreement (including, without limitation, changes resulting from the Restructuring), (ii) representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date), and (iii) for inaccuracies which, individually and in the aggregate, would not have a Material Adverse Effect on the Company or materially and adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement (assuming that each representation and warranty qualified by materiality or Material Adverse Effect was not so qualified), and Buyers' Agent shall have received a certificate at Closing from Seagate, the Company and Seller to that effect;

         (b) The Company, Seagate and Seller shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement to be performed or complied with by them at or prior to the Closing, and Buyers' Agent shall have received a certificate at the Closing from the Company, Seagate and Seller to that effect;

         (c) All consents and approvals of third Persons and Governmental Authorities necessary in order to consummate the transactions contemplated by this Agreement shall have been obtained, including without limitation those set forth on Schedule 6.1(c);

         (d) There shall have been no Law or Order promulgated, enacted, entered or enforced by any Governmental Authority that shall remain in effect that restrains, prohibits or delays the performance of this Agreement;

         (e) Since the date of this Agreement, the Company shall not have suffered any Material Adverse Effect (unless such change is referred to or described in the Schedule of Exceptions, as in effect on the date hereof);

     (f) No action, suit or proceeding shall be pending by any Governmental Authority to restrain or prohibit, or to obtain damages in respect of, this Agreement or the consummation of the transactions contemplated hereby, in each such case which such action, suit or proceeding would reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of the Company, Seagate and/or Seller to consummate the transactions contemplated by this Agreement;

     (g) [Reserved]

     (h) Buyers shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, P.C., counsel to Seller, Seagate and the Company, or such other counsel as may be agreed to as to the matters set forth on Exhibit 6.1(h) (with such exceptions, limitations and qualifications as are agreed to by the parties) (the "Seller Legal Opinion");

     (i) [Reserved]

     (j) Seagate shall have caused Seagate Technology LLC to enter into the Transitional Services Agreement;

     (k) Seagate shall have caused Seagate Technology LLC to enter into the Strategic Customer Agreement;

     (l) Seller and the Company shall have entered into the Stockholders Agreement;

     (m) [Reserved]

     (n) Seller shall have delivered to Buyer a copy of (i) the text of the resolutions adopted by the Board of Directors of each of Seller, Seagate and the Company authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of all the transactions contemplated by this Agreement and the Transaction Documents and (ii) a certificate executed on behalf of each such entity by the Company's corporate secretary certifying to the Buyer that such copies are true, correct and complete copies of such resolutions, certificate of incorporation and bylaws, respectively, and that such resolutions, certificate of incorporation and bylaws were duly adopted and have not been amended or rescinded, except as contemplated by this Agreement or the Transaction Documents.

     (o) [Reserved]

     (p) Seagate shall have caused Seagate Technology LLC to enter into the Patent License Agreement;

     (q) That certain Tax Sharing Agreement by and between Seagate Technology
(US) Holdings, Inc., Quinta Corporation, the Company, Seagate Removable Storage Solutions (US) Holdings, Inc., Seagate Software Information Management Group, Inc. and Seagate Software Information Management Group, Ltd., effective as of November 23, 2000 (the "Tax Sharing Agreement", shall have been terminated in accordance with Section 5.9(g);

     (r) The agreements entered into by the Company with Seller's Affiliates in each of Australia, France, the United Kingdom and Singapore (the "Foreign Affiliates"),as provided to the Company, shall remain in full force and effect and each shall have been amended so as to contain the terms set forth on Exhibit 6.1(r);

     (s) Seagate and Seller shall have entered into the Indemnification Side Letter;

     (t) Seagate shall have caused Seagate Technology LLC to enter into the OOD Patent License Agreement;

     (u) The Company shall have obtained insurance policies (including, without limitation, stop-loss insurance coverages) to go in effect on the Closing Date to replace all insurance policies in effect immediately prior to the Closing Date;

     (v) The Company shall deliver to Buyers a certificate dated as of the Closing Date, issued pursuant to Treasury Regulation ss.1.897-2(h), stating that the Company is not a United States real property holding corporation (as defined in Section 897 of the Code);

     (w) Buyer shall have been provided with satisfactory evidence of the compliance by Seagate and Seller with Section 5.20 above;

     (x) [Reserved]

     (y) [Reserved]

     (z) Seller shall have removed the individuals listed on Schedule 6.1(y) from having any power to sign checks on behalf of the Company or otherwise bind the Company in any way and the Company shall have caused such Persons designated by Buyer to become authorized to sign checks on behalf of the Company; and

     (aa) Seagate shall have either (i) assigned, or caused to have been assigned, to the Company each Seagate Technology Nondisclosure and Confidentiality Agreement between Seagate and each of the individuals listed on
Schedule 6.1(aa) hereto, or (ii) caused each individual listed on Schedule 6.1(aa) to have entered into, executed and delivered a XIOtech Corporation Nondisclosure and Confidentiality Agreement between such individual and the Company.

     6.2 Conditions Precedent to Seller's Obligations. The obligations of Seagate, Seller and the Company under this Agreement to consummate the transactions contemplated hereby at the Closing are subject to the fulfillment, at or prior to Closing, of each of the following conditions, any of which may be waived by Seller:

     (a) The representations and warranties of each Buyer contained in this Agreement shall be true and correct in all material respects (except that any thereof which are qualified as to materiality shall be true and correct as written) on and as of both the date hereof and the Closing Date with the same effect as though such representations and warranties had been made on and as of each such date and Seller shall have received a certificate at the Closing from each Buyer to that effect;

         (b) Each Buyer shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing, and Seller shall have received a certificate at the Closing from each Buyer to that effect;

         (c) All consents and approvals of third Persons and Governmental Authorities necessary in order to consummate the transactions contemplated by this Agreement shall have been obtained;

         (d) Seller shall have received a legal opinion from Finn Dixon & Herling LLP, counsel to Buyers, or such other counsel as may be agreed to as to the matters set forth on Exhibit 6.2(d) (with such exceptions, limitations and qualifications as are agreed to by the parties) (the "Buyers Legal Opinion");

         (e) There shall have been no Law or Order promulgated, enacted, entered or enforced by any Governmental Authority that shall remain in effect that restrains, prohibits or delays the performance of this Agreement;

         (f) [Reserved]

         (g) The Company shall have entered into the Patent License Agreement;

         (h) The Company shall have entered into the Strategic Customer Agreement; and

         (i) Each Buyer shall have entered into the Stockholders Agreement.



                                   ARTICLE VII
                                     CLOSING

     7.1 Closing Date and Place of Closing. Subject to the provisions of this
Article VII, the consummation of the transactions described herein (the "Closing") shall take place at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of all the conditions to the Closing (the "Closing Date"), at the offices of counsel to Seller, or at such other location as may be mutually agreed to by the parties.

     7.2 The Company's, Seagate's and Seller's Deliveries. At the Closing, the Company, Seagate and Seller shall execute (where appropriate) and deliver, or cause to be delivered, to Buyers:

         (a) All certificates required to be delivered by the Company, Seagate and/or Seller pursuant to the terms of this Agreement;

         (b) Stock certificate(s) representing the Seller Shares and the Company Shares;

         (c) Each of the Transaction Documents to which Seller, Seagate or the Company is a party;

         (d) The Seller Legal Opinion;

         (e) A receipt for the Purchase Price; and

         (f) All other documents and instruments required to be delivered hereunder.

     7.3 Buyer's Deliveries. At the Closing, Buyers shall execute (where appropriate) and deliver, or cause to be delivered, to Seller and the Company, as applicable:

         (a) all certificates required to be delivered by Buyers pursuant to the terms of this Agreement;

         (b) the cash consideration set forth in Sections 1.4(a) and (b);

         (c) the Buyer Legal Opinion

         (d) all the Transaction Documents to which Buyers are party; and

         (e) all other documents and instruments required to be delivered hereunder.

                                  ARTICLE VIII
                                   TERMINATION

     8.1 Right of Parties to Terminate. This Agreement may be terminated:

         (a) By the mutual written consent of Buyers' Agent and Seller;

         (b) By Seller in writing, if any Buyer shall materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) Business Days after Seller has notified Buyers' Agent of its intent to terminate this Agreement pursuant to this subparagraph (b);

         (c) By Buyers' Agent in writing, if any of the Company, Seagate or Seller shall materially breach any of their representations, warranties or covenants contained herein (but, as to breaches of representations and warranties, only breaches such that the condition to closing set forth in
Section 6.1(a) above would not be satisfied), which failure or breach is not cured within thirty (30) business days after Buyers' Agent has notified Seller of its intent to terminate this Agreement pursuant to this subparagraph (c);

         (d) By either Seller or Buyers' Agent in writing, if there shall be any order, writ, injunction or decree of any court or Governmental Authority binding on any Buyer and/or Seller, Seagate and/or the Company which prohibits or restrains any Buyer and/or Seller, Seagate and/or the Company from consummating the transactions contemplated hereby, provided that Buyers and Seller, Seagate and the Company shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry, by any such court or Governmental Authority; or

         (e) By either Seller or Buyers' Agent, in writing, if for any reason the Closing has not occurred by January 31, 2003 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to perform any obligation under this Agreement or any Transaction Document has been a substantial cause of, or has substantially resulted in, the failure of the Closing to occur on or before such date.

     8.2 Effect of Termination. In the event of a termination pursuant to
Section 8.1, this Agreement shall become void and there shall be no liability or obligation on the part of any party hereto, except for this Article VIII and Sections 11.12 and 11.14, which shall survive such termination; provided, however, that termination pursuant to subparagraphs (b), (c), (d) or (e) of
Section 8.1 shall not relieve a defaulting or breaching party from any liability to another party hereto occurring prior to such termination.

                                   ARTICLE IX
                                 INDEMNIFICATION

     9.1 Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery hereof and the Closing hereunder and shall continue in full force and effect thereafter, but will expire twelve (12) months following the Closing Date (except for the representations and warranties of the Company, Seller and Seagate set forth in
Section 2.2, the first three sentences of Section 3.7(a) and Section 3.11 (but only insofar as such representations in Section 3.11 pertain to Tax liabilities of Seller or any Affiliate of Seller (other than the Company and its Subsidiaries)) (the "Specified Representations"), which representations and warranties shall continue in full force and effect until the expiration of the applicable statute of limitations) (the period through which any such representation and warranty continues in force and effect being, for such representation and warranty, the "Applicable Survival Period"). All covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing in accordance with their terms (other than those which by their terms terminate on or before the Closing).

     9.2 Obligation of Seller, Seagate and the Company to Indemnify.

         (a) If and when the Closing occurs, Seller and Seagate shall, jointly and severally, indemnify, defend and hold harmless the Buyers and their assigns from and against any and all claims, losses, liabilities, damages, judgments, costs or expenses incurred by any of them (including reasonable attorneys' fees and expenses, whether arising in disputes between parties or with third parties and costs of investigation) ("Losses") suffered, sustained, incurred or required to be paid by the Buyers or their assigns, as the case may be, based upon, arising out of or otherwise with respect to, subject to the limitations set forth in Section 9.2(b) below,

             (i) a breach or inaccuracy of any representation or warranty of Seller, Seagate or the Company contained herein, or any fact or circumstance that, but for the knowledge qualification set forth therein, would have constituted a breach of Section 3.8(f), for which a claim was asserted in writing (specifying the circumstances of and basis for such claim in reasonable detail) by the Buyers prior to the expiration of the Applicable Survival Period;

             (ii) any failure to perform or comply with any covenant or agreement of Seller, Seagate or the Company under this Agreement to be performed or complied with on or prior to the Closing and contained herein (including, without limitation, Section 5.9 (insofar as it concerns Tax Liabilities of the Company and its Subsidiaries of the type described in Section 5.9(a)(i) (but not those obligations of the type described in Section 5.9(a)(ii) or (iii))) for which a claim was asserted in writing (specifying the circumstances of and basis for such claim in reasonable detail) by the Buyers within twelve (12) months following the Closing Date;

             (iii) any matter identified in Section 3.13(b) of the Schedule of Exceptions for which a claim was asserted in writing (specifying the circumstances and basis for such claim in reasonable detail) by the Buyers within twelve (12) months following the Closing Date; or

             (iv)  a breach of the representation and warranty set forth in
Section 3.8(f) or the termination of employment with the Company of any of the individuals identified in Section 3.8(f) of the Schedule of Exceptions for which a claim was asserted in writing (specifying the circumstances of and basis for such claim in reasonable detail) by the Buyers within twelve (12) months following the Closing Date.

         (b) Seller's and Seagate's obligations to indemnify the Buyers (and their assigns) from any Losses suffered by reason of breaches of representations and warranties, covenants and agreements pursuant to clause (i) of Section 9.2(a) (other than the Specified Representations) or clause (ii) of Section 9.2(a), the matters identified in clause (iii) of Section 9.2(a) or pursuant to
Section 5.9 (but only insofar as such Losses pursuant to Section 5.9 arise from Tax liabilities of the Company and its Subsidiaries and not of Seagate or any Affiliate of Seagate (other than the Company and its Subsidiaries)) is hereby expressly limited as follows: Seller and Seagate will have no obligation to indemnify the Buyers and their assigns from such breaches of representations and warranties, covenants and agreements, the matters identified in clause (iii) of
Section 9.2(a) or pursuant to Section 5.9 (but only insofar as such Losses pursuant to Section 5.9 arise from Tax liabilities of the Company and its Subsidiaries and not of Seagate or any Affiliate of Seagate (other than the Company and its Subsidiaries)) unless and until the Buyers have suffered, in the aggregate, at least $1,000,000 of Losses at which point Seller and Seagate shall be liable for such $1,000,000 of Losses, and the aggregate indemnification obligations of Seller and Seagate for such breaches of representations and warranties, covenants and agreements, the matters identified in clause (iii) of
Section 9.2(a) and pursuant to Section 5.9 (but only insofar as such Losses pursuant to Section 5.9 arise from Tax liabilities of the Company and its Subsidiaries and not of Seagate or any Affiliate of Seagate (other than the Company and its Subsidiaries)) shall not exceed Five Million Dollars ($5,000,000) (inclusive of such $1,000,000 of Losses); provided, however, that for purposes of calculating the amount of such Losses until such time, and only until such time, as such $1,000,000 of Losses has been realized, breaches of representations, warranties, covenants and agreements containing materiality qualifiers shall only be deemed to have occurred if they individually result in Losses in excess of Seventy-Five Thousand Dollars ($75,000) (disregarding any materiality qualifier contained in any such representation, warranty, covenant or agreement or in Section 5.9 for purposes of determining only whether the representation warranty, covenant or agreement has been breached) and Losses arising from any breach of the Specified Representations, the matters identified in clause (iv) of Section 9.2(a) or pursuant to Section 5.9 (but only insofar as such Losses arise from Tax liabilities of Seagate or any Affiliate of Seagate (other than the Company and its Subsidiaries)) shall not be taken into account. A Loss recoverable by any Buyer pursuant to this Article IX shall be reduced by (or if already paid shall be promptly repaid) the amount of any recoveries by the Buyers or the Company pursuant to (x) any insurance recovery (net of any increase in premiums and any associated costs and expenses), (y) other payments received from third parties (net of any associated costs and expenses) and (z) any Tax benefits resulting from such Loss (net of any offsetting Tax detriment also resulting from such Loss) actually realized by the Company or any of its Subsidiaries and attributable to taxable periods commencing with the portion of a Straddle Period which is after the Pre-Closing Tax Period (the "Post-Closing Tax Period"), determined in all cases by taking into account the time value of money (using the Applicable Federal Rate, as defined in Code Section 1274(d), as the discount rate). In addition, a Loss recoverable by any Buyer pursuant to Section 5.9 or a breach of a representation or warranty contained in Section 3.11 shall be reduced by the amount of any Tax benefits actually realized by the Company or any of its Subsidiaries attributable to the utilization after the Closing of any net operating losses, capital losses, Tax credits, earnings and profits deficits, prepaid Taxes (but only to the extent not reflected on the Final September 27 Balance Sheet), and amounts capitalized pursuant to Code Section 59(e) that arose prior to the Closing, determined in all cases by taking into account the time value of money (using the Applicable Federal Rate, as defined in Code Section 1274(d), as the discount rate), provided that such amounts shall be reduced only for Tax benefits realized (as shown on its Tax Returns) during the periods commencing with the Post-Closing Tax Period through the date on which Seller's and Seagate's obligations to indemnify for the Loss at issue expire. Each of the Buyers shall use its commercially reasonable efforts to reduce the amount of any such Losses. Notwithstanding anything else contained in this Agreement to the contrary, in no event shall Seagate and Seller be liable for any Losses in excess of $30,000,000 in the aggregate.

         (c) Notwithstanding anything to the contrary set forth in this Agreement, and without limiting the limitations on Seller's and Seagate's indemnification obligations set forth in Section 9.2(b) above, Seller's and Seagate's obligations to indemnify the Buyers (and their assigns) or any other parties from any Losses suffered by reason of breaches of the representation and warranty set forth in Section 3.18(j) shall be limited to Seller and Seagate reimbursing Buyer only (i) such amounts as Buyer is required to pay to a third party for infringement or violation by Company of such third party's Intellectual Property Rights to the extent that such infringing or violating activities and the liability related thereto occurred prior to the Closing Date and (ii) the portion of legal fees and other legal expenses incurred by the Buyer in the defense of such action, in accordance with this Agreement, that are fairly allocable to the defense of such infringement or violation that occurred prior to the Closing Date.

     9.3 Obligation of Buyers to Indemnify.


         (a) Each Buyer, severally, shall indemnify, defend and hold harmless Seller and Seagate and their assigns from and against any Losses suffered, sustained, incurred or required to be paid by such party based upon, arising out of or otherwise with respect to, subject to the limitations set forth in Section 9.3(b) below, (i) a breach or inaccuracy of any representation or warranty of such Buyer (or any occurrence or event which would have caused such a breach or inaccuracy but for the inclusion of any language qualifying such representation or warranty by any reference to materiality) for which a claim was asserted prior to the expiration of the

Applicable Survival Period or (ii) any failure to perform or comply with any covenant or agreement of such Buyer contained herein, in any Transaction Document or in any document or other paper delivered pursuant to this Agreement or any Transaction Document.

         (b) Each Buyer's obligation to indemnify Seller and Seagate (and their respective assigns) from actual and alleged breaches of representations and warranties pursuant to clause (i) of Section 9.3(a) above is hereby expressly limited as follows: (x) no Buyer will have any obligation to indemnify Seller and Seagate (and their respective assigns) from such breaches of representations and warranties unless and until Seller and Seagate shall have suffered at least $1,000,000 of Losses from breaches by all Buyers as a group (at which point the breaching Buyers, severally, shall be liable for their portion of such $1,000,000 of Losses), and (ii) the aggregate indemnification obligations of the Buyers for such breaches of the representations and warranties contained herein shall not exceed Five Million Dollars ($5,000,000). A Loss recoverable by Seller pursuant to this Article IX shall be reduced by (or if already paid shall be promptly repaid) the amount of any recoveries by Seller pursuant to (x) any insurance recovery (net of any increase in premiums and any associated costs and expenses) and (y) other payments received from third parties (net of any associated costs and expenses).

     9.4 Matters Involving Third Parties.

         (a) If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Article IX, then the Indemnified party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

         (b) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party or any subsidiary thereof, or to interfere in any material respect with the Indemnified Party's or any subsidiary's relationship with any material customer or supplier, (iv) if the named parties to any such action or proceeding include both an Indemnified Party and the Indemnifying Party, the Indemnified Party shall not have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party or such affiliate such that joint representation would be inappropriate, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

         (c) So long as the conditions set forth in Section 9.4(b) above are satisfied, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

         (d) In the event any of the conditions in Section 9.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (provided that the Indemnified Party has obtained the consent of the Indemnifying Party with respect to such consent or settlement, such consent not to be unreasonably delayed or withheld), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses) to the extent the Indemnified Party is otherwise entitled hereunder, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article IX.

     9.5 [Reserved]

     9.6 Covered Persons. The obligations of each of the parties under Article IX shall extend, upon the same terms and conditions, to each person, if any, who controls such party, and each of their respective successors and assigns, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and to directors, officers, employees, consultants and agents of such party and each of their respective assigns, and their controlling Persons. Notwithstanding anything to the contrary set forth elsewhere in this Article IX, if and to the extent that Losses for which Buyers are entitled to be indemnified were incurred in the first instance by the Company and only indirectly by Buyers in their capacity as shareholders of the Company (e.g., a breach of a representation as to the Company's liabilities by virtue of which the Company has greater liabilities than was represented), then Seller and/or Seagate shall pay the amount of such Losses to the Buyers and the Buyers shall promptly contribute such amount to the Company (without being entitled to receive any equity by virtue of such contribution).

     9.7 Exclusive Remedy. Except as provided in the following sentence, the provisions of this Article IX shall be the sole and exclusive right and remedy of Buyers, on the one hand, and Seller and Seagate on the other hand, for breaches of the representations, warranties covenants and agreements of the other parties contained in this Agreement ("Covered Matters"); and each of the parties hereto hereby forever waives and releases (i) any and all claims, liabilities, actions, judgments, attorneys', experts' and accountants' fees, costs and expenses incurred by or asserted against them or any of their respective Covered Persons in connection with any such breaches, and (ii) the benefits of California Civil Code Section 1542 and any other statute which would limit the foregoing waiver or release. Notwithstanding the foregoing, (i) the existence of this Article IX and the rights and restrictions set forth herein do not limit any other potential remedies of any party with respect to fraud, (ii) nothing in this Section 9.7 limits a party from seeking injunctive or other equitable relief and (iii) nothing in this
Section 9.7 limits a party's remedies with respect to a breach of a covenant set forth in this Agreement to be performed after the Closing (subject to the limitations expressly set forth elsewhere in this Agreement); provided, however, that no party shall be liable or obligated to indemnify any other party for such party's incidental or consequential Losses resulting from any breach of such covenants.

                                   ARTICLE X
                                  DEFINITIONS

     The following terms shall, for the purposes of this Agreement, have the meanings set forth below unless otherwise defined in this Agreement:

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

     "Agreed Revenue Amount" has the meaning set forth in Section 1.3 hereof.

     "Agreement" has the meaning set forth in the Preamble hereto.

     "AOTs" has the meaning set forth in Section 5.18(a) hereof.

     "Applicable Survival Period" has the meaning set forth in Section 9.1 hereof.

     "August RIF" has the meaning set forth in Section 3.8(e) hereof.

     "Base Cost" has the meaning set forth in Section 5.15(d) hereof.

     "Business Day" means a day other than Saturday, Sunday or a day on which banks in New York, New York are not required to be open or are authorized to remain closed.

     "Buyer" and "Buyers" have the meanings set forth in Preamble hereto.

     "Buyers Legal Opinion" has the meaning set forth in Section 6.2(d) hereof.

     "Buyers' Agent" shall mean Oak X, acting as agent for the Buyers with respect to certain matters specified in the Agreement.

     "Channel of Distribution" has the meaning set forth in Section 5.15(a) hereof.

     "Closing" has the meaning set forth in Section 7.1 hereof.

     "Closing Date" has the meaning set forth in Section 7.1 hereof.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" has the meaning set forth in the Recitals hereto.

     "Company" has the meaning set forth in the Preamble hereto.

     "Company Customer Information" has the meaning set forth in Section 3.16 hereof.

     "Company Documents" has the meaning set forth in Section 5.16(c) hereof.

     "Company Product" means all items set forth on Schedule 3.29 hereto.

     "Company Purchase Price" has the meaning set forth in Section 1.4 hereof.

     "Company Shares" has the meaning set forth in the Recitals hereto.

     "Compensated Compete Period" has the meaning set forth in Section 5.15(b) hereof.

     "Competing Products" has the meaning set forth in Section 5.15(a) hereof.

     "Confidential Information" has the meaning set forth in Section 3.18 hereof.

     "Contracts" has the meaning set forth in Section 3.24 hereof.

     "Customers" has the meaning set forth in Section 3.26 hereof.

     "Disposal Site" has the meaning set forth in Section 3.22(d) hereof.

     "Dispute Notice" has the meaning set forth in Section 1.5(b) hereof.

     "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

     "Environmental Claim" has the meaning set forth in Section 3.22(a) hereof.

     "Environmental Laws" has the meaning set forth in Section 3.22(a) hereof.

     "Environmental Permits" has the meaning set forth in Section 3.22(a) hereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, as amended.

     "ERISA Affiliate" has the meaning set forth in Section 3.20(e) hereof.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fairly Attributable Valve" has the meaning set forth in Section 5.15(c) hereof.

     "Final Cash Amount" has the meaning set forth in Section 1.5(f).

     "Final Closing Balance Sheet" has the meaning set forth in Section 1.5(b) hereof.

     "Final Closing Income Statement" has the meaning set forth in Section 1.5(b) hereof.

     "Final Closing Revenue Amount" has the meaning set forth in Section 1.5(d) hereof.

     "Final September 27 Balance Sheet" has the meaning set forth in Section 1.5(a) hereof.

     "Final September 27 Income Statement" has the meaning set forth in Section 1.5(a) hereof.

     "Final Working Capital Amount" has the meaning set forth in Section 1.5(c) hereof.

     "Final Working Capital Statement" has the meaning set forth in Section 1.5(b) hereof.

     "Foreign Affiliates" has the meaning set forth in Section 6.1(r) hereof.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Governmental Authority" means any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, any federal, state, local, municipal, foreign or other government, or any governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity and any court or other tribunal.

     "Government Entities" has the meaning set forth in Section 3.18(b) hereof.

     "Hazardous Materials" has the meaning set forth in Section 3.22(a) hereof.

     "Hazardous Materials Activity" has the meaning set forth in Section 3.22(b) hereof.

     "HDD Building Blocks" has the meaning set forth in Section 5.15(a) hereof.

     "HDD Devices" has the meaning set forth in Section 5.15(a) hereof.

     "HDD Exclusive Products" has the meaning set forth in Section 5.15(a) hereof.

     "Historical Financial Statements" has the meaning set forth in Section 3.8(a) hereof.

     "HSR Act" has the meaning set forth in Section 5.6 hereof.

     "Indebtedness" means (i) all obligations for borrowed money or with respect to advances of any kind (other than trade credit incurred in the ordinary of business); (ii) all obligations evidenced by bonds, debentures, notes or similar instruments; and (iii) guarantees of the indebtedness of others.

     "Indemnification Side Letter" means the agreement among the parties hereto, substantially in the form of Exhibit 6.1(s).

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

     "Indemnified Party" has the meaning set forth in Section 9.4(a) hereof.

     "Indemnifying Party" has the meaning set forth in Section 9.4(a) hereof.

     "Intellectual Property Rights" has the meaning set forth in Section 3.18(a) hereof.

     "Intercompany Indebtedness" has the meaning set forth in Section 1.2 hereof.

     "Intercompany Loan Agreement" has the meaning set forth in Section 1.2 hereof.

     "Interim Financial Statements" has the meaning set forth in Section 3.8(a) hereof.

     "Knowledge" has the meaning set forth in Section 11.16 hereof.

     "Law" means any constitution, law, statute, ordinance, rule, regulation, guideline, order, injunction, writ or decree of any Governmental Authority.

     "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent or determined or determinable in amount, including those arising under any Laws and those arising under any contract, agreement, arrangement, commitment or undertaking.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, claim, security interest or other encumbrance in respect of such asset.

     "Losses" has the meaning set forth in Section 9.2(a) hereof.

     "Manufacturing Leases" has the meaning set forth in Section 3.17(b) hereof.

     "Material Adverse Effect" means the occurrence of any event or the existence of any circumstance that represents a change in, or effect on, the Company or any Subsidiary or their respective businesses that, individually or in the aggregate with any other such changes in, or effects on, the Company or any Subsidiary or their respective businesses is, or could reasonably be expected to be, materially adverse to the business, operations, assets, Liabilities, results of operations or the condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute a "Material Adverse Effect": any effect primarily resulting from or attributable to (i) the effect of the public announcement, pendency or consummation of this Agreement and the transactions contemplated hereby; (ii) changes in general industry or worldwide economic conditions that affect the Company (or the markets in which the Company competes) in a manner not disproportionate to the manner in which such conditions affect other companies in the industries or markets in which the Company competes; or (iii) changes in GAAP.

     "Minimum Cash Amount" has the meaning set forth in Section 5.20.

     "Minimum Working Capital Amount" means $14,000,000.

     "New Charter" has the meaning set forth in Section 1.3 hereof.

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

     "New Plans" has the meaning set forth in Section 5.17(d) hereof.

     "Non-Compete Period" has the meaning set forth in Section 5.15(a) hereof.

     "Oak IX" has the meaning set forth in the Preamble hereto.

     "Oak IX Affiliates" has the meaning set forth in the Preamble hereto.

     "Oak IX Affiliates-A" has the meaning set forth in the Preamble hereto.

     "Oak X" has the meaning set forth in the Preamble hereto.

     "Oak X Affiliates" has the meaning set forth in the Preamble hereto.

     "OOD Patent License Agreement" means the patent license agreement to be entered into between the Company and Seagate Technology LLC, substantially in the form of Exhibit 6.1(t).

     "Order" means any order, judgment, injunction, award, decree or writ of any Governmental Authority.

     "Patent License Agreement" means the patent license agreement to be entered into between the Company and Seagate Technology LLC, which agreement shall be substantially in the form of Exhibit 6.1(p).

     "Permitted Liens" means: (i) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable; (ii) Liens for Taxes, assessments or other governmental charges or levies that are being contested in good faith by appropriate proceedings and are set forth in Section
3.16 of the Schedule of Exceptions; (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by statute; (iv) Liens incurred or deposits made in connection with worker's compensation, unemployment insurance or other types of social security;
(iv) purchase money liens; and (vi) any Liens, minor imperfection in title and/or minor encroachments that, individually or in the aggregate, do not materially interfere with the conduct of the Company's operations, do not materially reduce the value of the Company's assets, or could not reasonably be expected to have a Material Adverse Effect.

     "Permits" has the meaning set forth in Section 3.15(b) hereof.

     "Person" means any natural person, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority.

     "Phase Out Period" has the meaning set forth in Section 5.18(a) hereof.

     "Plan" has the meaning set forth in Section 3.20(a) hereof.

     "Post-Closing Tax Period" has the meaning set forth in Section 9.2(b) hereof.

     "Pre-Closing Tax Period" has the meaning set forth in Section 5.9(a) hereof.

     "Purchase Price" has the meaning set forth in Section 1.4 hereof.

     "Purchased Shares" has the meaning set forth in the Recitals hereto.

     "Qualified Plan" has the meaning set forth in Section 3.20(c) hereof.

     "Recapitalization" has the meaning set forth in Section 1.3 hereof.

     "Related Person" means: (i) Seller; (ii) Seagate, (iii) the spouses, children and other lineal descendants and any other member of the immediate family, as defined in Rule 16a-1 under the Exchange Act, of Seller, Seagate and/or the Company; (iv) any corporation, partnership, joint venture or other person, entity or enterprise owned or controlled by Seller or Seagate or by any Related Person of Seller or Seagate; and (v) any trust of which Seller or Seagate or any member of the immediate family of Seller or Seagate is a grantor or beneficiary.

     "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

     "Residual Information" has the meaning set forth in Section 5.16(c) hereof.

     "Restructuring" has the meaning set forth in Section 5.21 hereof.

     "Retained Shares" has the meaning set forth in the Recitals hereto.

     "Rochester Landlord" has the meaning set forth in Section 5.22 hereof.

     "Rochester Lease" has the meaning set forth in Section 6.1(s) hereof.

     "Royalty Bearing Product" has the meaning set forth in Section 5.15(b) hereof.

     "Royalty Payment" has the meaning set forth in Section 5.15(b) hereof.

     "Schedule of Exceptions" has the meaning set forth in the introductory sentence to Article II hereof.

     "Seagate" has the meaning set forth in the Preamble hereto.

     "Seagate Documents" has the meaning set forth in Section 5.16(b) hereof.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Selected Accounting Firm" has the meaning set forth in Section 1.5(b) hereof.

     "Seller" has the meaning set forth in the Preamble hereto.

     "Seller Legal Opinion" has the meaning set forth in Section 6.1(h) hereof.

     "Seller Purchase Price" has the meaning set forth in Section 1.4 hereof.

     "Seller Shares" has the meaning set forth in the Recitals hereto.

     "September Balance Sheet" has the meaning set forth in Section 3.8(a) hereof.

     "Series A Stock" has the meaning set forth in Section 1.3 hereof.

     "Shares" has the meaning set forth in the Recital hereto.

     "Specified Representatives" has the meaning set forth in Section 9.1 hereof.

     "Stockholders Agreement" means the stockholders agreement to be entered into by and among each Buyer, Seller, Seagate and Company, which agreement shall be substantially in the form of Exhibit 6.1(l).

     "Straddle Period" has the meaning set forth in Section 5.9(b) hereof.

     "Strategic Customer Agreement" means the strategic disc drive customer agreement to be entered into between the Seller and Company, which agreement shall be substantially in the form of Exhibit 6.1(k).

     "Subsidiaries" means any and all of the entities listed on Schedule 3.3(a) hereto.

     "Tax Law" means any Law pertaining or relating to Taxes.

     "Tax Losses" has the meaning set forth in Section 5.9(g) hereof.

     "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation, or enforcement of or compliance with any applicable Law relating to Taxes.

     "Tax Sharing Agreement" has the meaning set forth in Section 6.1(q) hereof.

     "Taxes" means all income, franchise, capital stock, real property, personal property, tangible, withholding, transfer, sales, use, excise, gross receipts and all other taxes or similar charges (including interest, penalties or additions associated therewith) for which the Company has liability imposed by any Governmental Authority, by contract, as successor, pursuant to Treasury Regulation ss.1.1502-6 (or similar provision of Tax Laws other than the Code) or otherwise.

     "Termination Date" has the meaning set forth in Section 8.1(e) hereof.

     "Third Party Claim" has the meaning set forth in Section 9.4(a) hereof.

     "TM Owner" has the meaning set forth in Section 5.18(a) hereof.

     "Transaction Document" means any agreement, certificate, instrument or other document executed by Seller, Seagate, Seagate Technology LLC, the Company and/or any one or more Buyer pursuant to this Agreement, in each case only applicable to the relevant party or parties to such Transaction Document, as indicated by the context in which such term is used, and "Transaction Documents" means all such documents.

     "Transition Services Ending Date" has the meaning set forth in Section 5.17(a) hereof.

     "Transitional Services Agreement" means the transitional services agreement to be entered into between Seagate Technology LLC and the Company, which agreement shall be substantially in the form of Exhibit 6.1(j).

     "Welfare Benefits" has the meaning set forth in Section 5.17(a) hereof.

     "Working Capital" means the difference between the Company's total current assets and total current Liabilities, each computed in accordance with GAAP in a manner consistent with their respective calculations as shown on the September 27 Balance Sheet; provided, however, that $2,038,000 of the deferred revenue-noncurrent balance, whether or not properly classified as a current liability under GAAP, shall be considered to be current liabilities for purposes of determining "Working Capital."

     "Working Capital and Cash Statement" has the meaning set forth in Section 1.5(b) hereof.

                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns. Without the prior written consent of the other parties (which shall not be unreasonably withheld or delayed), no party may assign its rights, duties or obligations hereunder or any part thereof to any other person or entity; provided, that any Buyer may assign its rights and duties hereunder in whole or in part (before or after the Closing) to one or more Affiliates.

     11.2 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications under this Agreement shall be in writing and shall be conclusively deemed delivered and effective (i) when hand delivered to the other party; (ii) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid; (iii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery; or (iv) in the case of a facsimile transmission, upon transmission thereof by the sender and the issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error, in each case to the intended recipient as set forth below:

     If to a Buyer by notice to:

     Oak Investment Partners
     One Gorham Island

     Westport, Connecticut  06880
     Attn: Edward F. Glassmeyer
     Tel:  (203) 226-8346
     Fax: (203) 227-0372

     With a copy to:

     Finn Dixon & Herling LLP
     One Landmark Square
     Stamford, Connecticut  06901
     Attn:  Michael J. Herling
     Tel:  (203) 325-5000
     Fax:  (203) 348-5777

     If to Seagate or Seller by notice to:

     Seagate Technology Holdings
     920 Disc Drive
     Attn:  Donald L. Waite
     Executive Vice President and Chief Administrative Officer
     Scotts Valley, California  95066
     Tel: (831) 439-2216


     With a copy to:
     Wilson Sonsini Goodrich & Rosati, P.C.
     650 Page Mill Road
     Palo Alto, California  94304
     Attn  Larry W. Sonsini and Matthew Sonsini
     Tel:  (650) 493-9300
     Fax:  (650) 493-6811

     If to the Company by notice to:

     XIOtech Corporation
     6455 Flying Cloud Drive
     Eden Prairie, Minnesota  55344
     Attn:  Kathy Snouffer, Chief Executive Officer
     Tel:  (952) 983-3000
     Fax:  (952) 983-3101

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

     11.3 Brokers' and Finders' Fees. No party to this Agreement has incurred, nor will any party to this Agreement incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Transaction Documents or any transaction contemplated hereby or thereby.

     11.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 11.4.

     11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware in all respects without giving effect to the principles of conflicts of law thereof. No provision of this Agreement or any Transaction Document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other Governmental Authority by reason of such party's having or being deemed to have structured or drafted such provision.

     11.6 Consent to Jurisdiction.

          (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the nonexclusive jurisdiction of any Delaware State court or federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Delaware State court, or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any Delaware State or federal court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) The parties further agree that the mailing by certified or registered mail, return receipt requested to both (i) the other party and (ii) counsel for the other party (or such substitute counsel as such party may have given written notice of prior to the date of such mailing), of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law. Notwithstanding the foregoing, if and to the extent that a court holds such means to be unenforceable, each of the parties' respective counsel (as referred to above) shall be deemed to have been designated agent for service of process on behalf of its respective client, and any service upon such respective counsel effected in a manner which is permitted by Connecticut law shall constitute valid and lawful service of process against the applicable party.

     11.7 Representations and Covenants of the Company, Seagate and Seller. If the Closing occurs, all representations, warranties, covenants and agreements of the Company, Seagate and Seller made pursuant to this Agreement shall be deemed to be representations, warranties, covenants and agreements solely of Seller and Seagate for all purposes hereunder, and Seller and Seagate shall be jointly and severally responsible for any breach thereof in accordance with the terms of, and subject to, in certain instances, the limitations set forth in, this Agreement.

     11.8 Entire Agreement. This Agreement, the Transaction Documents and the Schedules and Exhibits attached hereto and thereto embody the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior oral or written agreements between said parties with respect to said subject matter. No amendment or modification of this Agreement shall be valid or binding upon the parties hereto unless same is made in writing and signed by each of the parties hereto.

     11.9 Additional Acts and Documents. Each party hereto agrees to do such things, take all such actions, and make, execute and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent and purpose of this Agreement, in each case, at the sole expense of the party or parties so requested.

     11.10 No Waiver. Failure of any party to this Agreement to require performance by another of any provision expressed herein shall in no way affect that party's right to thereafter enforce such provision; nor shall the waiver by any party of any breach of any provision expressed herein be taken or held to be a waiver of any succeeding or other breach of such provision or as a waiver of the provision itself or of any other provision.

     11.11 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. This agreement may be executed by facsimile signature.

     11.12 Press Releases. No party hereto shall make, issue or release a public announcement, press release, public statement or public acknowledgment of the existence, or reveal publicly, the terms, conditions and status of the transactions provided for herein without the prior written consent of the other party as to the content and time of the release of and the media in which such statement or announcement is to be made, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may make such disclosure if advised in writing by counsel that it is legally required to do so.

     11.13 No Third-Party Beneficiaries. With the exception of the parties to this Agreement, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

     11.14 Fees and Expenses. Each of Buyers, on the one hand, and Seller and Seagate, on the other hand, shall pay all their respective fees and expenses in connection with the transactions contemplated by this Agreement, including, without limitation, all due diligence examination fees, attorneys' fees, accountant's fees and investment banker's fees. All such expenses incurred by the Company, Seagate and/or Seller in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller or Seagate from their own funds and not by the Company or Buyers.

     11.15 Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     11.16 Knowledge. As used herein, the terms "Knowledge" or "to the Knowledge of" shall mean the knowledge of any director or officer of the relevant party. The directors and officers of Seller, Seagate and the Company, whose knowledge will be included in such entities' knowledge, are listed on Schedule 11.16 hereto. Knowledge shall mean actual knowledge.

         IN WITNESS WHEREOF, the undersigned have hereunto executed this Agreement as of the day and year first above written.


                                BUYERS

                     OAK INVESTMENT PARTNERS X, LIMITED PARTNERSHIP


                     By:  /s/ Edward F. Glassmeyer
                        -----------------------------------
                              Edward F. Glassmeyer
                              Managing Member of Oak Associates X, LLC
                              The General Partner of Oak Investment Partners X, Limited Partnership

                     OAK X AFFILIATES FUND, L.P.


                     By:  /s/ Edward F. Glassmeyer
                        -----------------------------------
                              Edward F. Glassmeyer
                              Managing Member of Oak Associates X, LLC
                              The General Partner of Oak X Affiliates Fund,
                              L.P.

                     OAK INVESTMENT PARTNERS IX, LIMITED PARTNERSHIP


                     By:  /s/ Edward F. Glassmeyer
                        -----------------------------------
                              Edward F. Glassmeyer
                              Managing Member of Oak Associates IX, LLC
                              The General Partner of Oak Investment Partners IX Limited Partnership



                     OAK IX AFFILIATES FUND, L.P.


                     By:  /s/ Edward F. Glassmeyer
                        -----------------------------------
                              Edward F. Glassmeyer
                              Managing Member of Oak Associates IX, LLC
                              The General Partner of Oak IX Affiliates Fund,
                              L.P.

                     OAK IX AFFILIATES FUND-A, L.P.


                     By:  /s/ Edward F. Glassmeyer
                        -----------------------------------
                              Edward F. Glassmeyer
                              Managing Member of Oak Associates IX, LLC
                              The General Partner of Oak IX Affiliates Fund-A, L.P.

                     COMPANY
                     XIOTECH CORPORATION

                     By:  /s/ Kathleen M. Snouffer
                         -------------------------------------------------
                         Name: Kathleen M. Snouffer
                         Title: President & CEO

                     SELLER
                     SEAGATE TECHNOLOGY SAN HOLDINGS




                     By:  /s/ Stephen J. Luczo
                         -------------------------------------------------
                         Name: Stephen J. Luczo
                         Title: Chief Executive Officer

                     SEAGATE
                     SEAGATE TECHNOLOGY HOLDINGS

                     By:  /s/ Donald L. Waite
                         -------------------------------------------------
                         Name: Donald L. Waite
                         Title: Executive Vice President and CAO

                                   Schedule A

                                 Seller Shares
--------------------------------------------------------------------------------
                               Consideration Paid for   Number of Seller Shares
           Buyer                   Seller Shares               Purchased
--------------------------------------------------------------------------------
Oak Investment Partners X,           $4,295,375.34              137.42
Limited Partnership
    One Gorham Island
    Westport, CT 06880
--------------------------------------------------------------------------------
Oak X Affiliates Fund, L.P.             $68,956.44                2.21
    One Gorham Island
    Westport, CT 06880
--------------------------------------------------------------------------------
Oak Investment Partners IX,         $11,189,068.81              357.97
Limited Partnership
    One Gorham Island
    Westport, CT 06880
--------------------------------------------------------------------------------
Oak IX Affiliates Fund, L.P.           $119,256.49                3.82
    One Gorham Island
    Westport, CT 06880
--------------------------------------------------------------------------------
Oak IX Affiliates Fund-A, L.P.         $268,569.49                8.58
    One Gorham Island
    Westport, CT 06880
--------------------------------------------------------------------------------
                               SELLER PURCHASE          TOTAL SELLER
                               PRICE:                   SHARES PURCHASED:
                                    $15,941,226.57         510 Seller Shares
--------------------------------------------------------------------------------

                                   Schedule B

                                 Company Shares
--------------------------------------------------------------------------------
                               Consideration Paid for   Number of Company
           Buyer               Company Shares           Shares Purchased
--------------------------------------------------------------------------------
Oak Investment Partners X,           $44,916,750.16              1437
Limited Partnership
    One Gorham Island
    Westport, CT 06880
--------------------------------------------------------------------------------
Oak X Affiliates Fund, L.P.             $718,918.06                23
    One Gorham Island
    Westport, CT 06880
--------------------------------------------------------------------------------
                               COMPANY PURCHASE         TOTAL COMPANY
                               PRICE:                   SHARES PURCHASED:

                                     $45,635,668.22      1,460 Company Shares
--------------------------------------------------------------------------------

            List of Omitted Exhibits to the Stock Purchase Agreement

Exhibit   Document
-------------------------------------------------------------------------
6.1(h)    Form of Opinion of Wilson Sonsini Goodrich & Rosati
6.1(j)    Form of Transitional Services Agreement between Seagate Technology LLC and XIOtech Corporation
6.1(k)    Form of Strategic Customer Disc Drive Purchase Agreement between
          Seagate Technology LLC and XIOtech Corporation
6.1(l)    Form of Stockholders Agreement among XIOtech Corporation, Seagate
          Technology SAN Holdings and the investors identified on the signature pages thereto
6.1(p)    Form of Patent License Agreement between Seagate Technology LLC and
          XIOtech Corporation
6.1(r)    Form of Foreign Affiliates Terms
6.1(s)    Form of Indemnification Side Letter among Seagate Technology Holdings,
          Seagate Technology SAN Holdings and the addressees named therein
6.1(t)    Form of OOD Patent License Agreement between Seagate Technology LLC and XIOtech Corporation
6.2(d)    Form of Opinion of Finn Dixon & Herling
A         Form of Second Amended and Restated Articles of Incorporation of
          XIOtech Corporation
B         Schedule of Exceptions

Upon request, the registrant will supplementally furnish to the Commission a copy of any of the omitted exhibits listed above.